Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of October 8, 2019

among

SUMMIT JV MR 1, LLC,

as Borrower,

SUMMIT HOSPITALITY JV, LP

as Parent,

CERTAIN SUBSIDIARIES OF SUMMIT JV MR 1, LLC

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

BofA SECURITIES, INC.,

as Sole Lead  Arranger and as Sole Bookrunners

T A B L E   O F   C O N T E N T S

i

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SCHEDULES

Schedule I	-	Commitments
Schedule II	-	[reserved]
Schedule III	-	Approved Managers
Schedule 3.01(a)(iv)	-	Initial Borrowing Base Assets
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(p)	-	Real Property
Part I	-	Owned Assets
Part II	-	Leased Assets
Part III	-	Management Agreements
Part IV	-	Franchise Agreements
Schedule 4.01(q)	-	Environmental Concerns
Schedule 4.01(w)	-	Plans and Welfare Plans
Schedule 9.02		Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Term Note
Exhibit A-3		Form of Incremental Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Guaranty Supplement
Exhibit E-1	-	Form of Assignment and Acceptance
Exhibit E-2		Form of Administrative Questionnaire
Exhibit F	-	Form of U.S. Tax Compliance Certificate
Exhibit G		Form of Notice of Loan Prepayment

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CREDIT AGREEMENT

CREDIT AGREEMENT dated as of October 8, 2019 (this “Agreement”) among SUMMIT JV MR 1, LLC, a Delaware limited liability company (the “Borrower”), Summit Hospitality JV, LP, certain Subsidiaries from time to time party hereto, as Guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), BANK OF AMERICA, N.A., as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lenders (as hereinafter defined).

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.               Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceding Lender” has the meaning specified in Section 2.17(d).

“Accession Agreement” has the meaning specified in Section 2.17(d)(i).

“Acquisition” has the meaning specified in Section 2.14.

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjusted Consolidated EBITDA” means Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, less an amount equal to the aggregate Deemed FF&E Reserves for all Consolidated Assets owned by the Parent and its Consolidated Subsidiaries.

“Adjusted Net Operating Income” or “Adjusted NOI” means, with respect to any Borrowing Base Asset, (a) the Net Operating Income attributable to such Borrowing Base Asset less (b) the Deemed FF&E Reserve for such Borrowing Base Asset, less (c) without duplication, the Deemed Management Fee for such Borrowing Base Asset, in each case for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be.

“Adjustment” has the meaning specified in Section 2.09(c).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Advance” means a Revolving Credit Advance, a Term Loan Advance or an Incremental Term Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 35% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Aggregate Borrowing Base Asset Value” means, as of any date of determination, the aggregate Borrowing Base Asset Values of all Borrowing Base Assets at such time; provided that (i) not more than thirty five percent (35%) of Aggregate Borrowing Base Asset Value may be in respect of a single Borrowing Base Asset, with any excess over such limit being excluded from Aggregate Borrowing Base Asset Value for such period, (ii) not more than thirty percent (30%) of Aggregate Borrowing Base Asset Value may be in respect of Borrowing Base Assets located in any one metropolitan statistical area, with any excess over such limit being excluded from Aggregate Borrowing Base Asset Value for such period, provided however, that the Portland metropolitan statistical area (“MSA”) shall be exempt from the limitation so long as no additional Borrowing Base Asset located in the Portland MSA is added to the Borrowing Base Pool after the Closing Date, and if Borrower requests an additional Portland MSA Borrowing Base Asset to be added to the Borrowing Base Pool, the exemption shall no longer apply, (iii) not more than thirty percent (30%) of Aggregate Borrowing Base Asset Value for any period may be in respect of Borrowing Base Assets that are subject to Qualifying Ground Leases, with any excess over such limit being excluded from Aggregate Borrowing Base Asset Value for such period, (iv) not more than twenty percent (20%) of Aggregate Borrowing Base Asset Value for any period may be in respect of Borrowing Base Assets that are not operated under a nationally recognized brand subject to a Franchise Agreement with an Approved Franchisor, with any excess over such limit being excluded from Aggregate Borrowing Base Asset Value for such period and (v) no less than four (4) Hotel Assets must, at all times, qualify as Borrowing Base Assets or the Aggregate Borrowing Base Asset Value shall be deemed to be zero.

“Aggregate Facility Amount” means, at any date of determination, the sum of (i) the Revolving Credit Facility at such time plus (ii) the Term Facility at such time plus (iii) all Incremental Term Loan Facilities at such time.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Parent or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means, at any date of determination, (i) for Revolving Credit Advances, a percentage per annum equal to 2.15% for Eurodollar Rate Advances and LIBOR Floating Rate Advances, and 1.15% for Base Rate Advances, (b) for Term Loan Advances, a percentage per annum equal to 2.10% for Eurodollar Rate Advances and LIBOR Floating Rate Advances, and 1.10% for Base Rate Advances and (c) for Incremental Term Advances of any Type, the rate or rates per annum specified in the applicable Incremental Term Loan Facility Amendment.

“Appraisal” means an MAI appraisal that is in form and substance reasonably satisfactory to the Administrative Agent and prepared by an independent appraisal firm that is reasonably acceptable to the Administrative Agent, setting forth the estimated “as-is” going concern value of an Asset.

“Approved Franchisor” means, with respect to any Hotel Asset, a nationally recognized hotel brand franchisor that has entered into a written franchise agreement (i) substantially in the form customarily used by such franchisor at such time or (ii) in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent confirms that each of the franchisors shown on Part IV of Schedule 4.01(p) hereto are satisfactory to the Administrative Agent and shall be considered an Approved Franchisor.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Manager” means a nationally recognized hotel manager (a) with (or controlled by a Person or Persons with) at least ten years of experience in the management of limited service, select service and full service hotels that have been rated “upscale” “upper midscale” or “midscale” or better by Smith Travel Research and (b) that is engaged pursuant to a written management agreement in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent confirms that each of the managers shown on Schedule III hereto are satisfactory to the Administrative Agent and shall be considered an Approved Manager. For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Arranger” means BofA Securities, Inc., in its capacity as sole lead arranger and sole bookrunner.

“Assets” means, collectively, Hotel Assets, Development Assets and Joint Venture Assets.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit E-1 hereto or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Assumed Unsecured Interest Expense” means, on any date, the greater of (a) the actual Interest Expense on Unsecured Indebtedness of the Parent and its Consolidated Subsidiaries and (b) the outstanding principal balance of all Unsecured Indebtedness of the Parent and its Consolidated Subsidiaries, multiplied by the greater of (i) the sum of the one month LIBOR as of the last day of the most recent fiscal quarter plus the Applicable Margin, or (ii) 6.00%, in each case for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Availability” means, at any date of determination, (a) the lowest of (i) the Aggregate Facility Amount, (ii) the Aggregate Borrowing Base Asset Value at such time multiplied by 55% and (iii) the principal amount that when outstanding under the Facilities would result in a Borrowing Base Coverage Ratio (determined on a pro forma basis as at such date) equal to 2.00:1.00, less (b) the aggregate principal amount of all then outstanding Advances.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; provided that in no event will the Base Rate be less than zero. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.09 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Advance” means an Advance that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means, if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, a certification of beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower Materials” has the meaning specified in Section 9.11.

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type, Term Loan Advances of the same Type or Incremental Term Advances of the same Type made by the Lenders.

“Borrowing Base Adjusted NOI” means aggregate Adjusted NOI for all Borrowing Base Assets.

“Borrowing Base Asset” means an Eligible Asset that the Borrower has proposed to designate as a Borrowing Base Asset, which designation has been approved by the Required Lenders in their reasonable discretion. For the avoidance of doubt, any Asset that is not, or at any time ceases to be, an Eligible Asset is not a Borrowing Base Asset.

“Borrowing Base Asset Designation Package” means, with respect to the proposed designation of any Eligible Asset as a Borrowing Base Asset, the following items, each in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender: (a) a description of such Asset in detail satisfactory to the Administrative Agent, (b) a projected cash flow analysis of such Asset, (c) a statement of operating expenses for such Asset for the immediately preceding 36 consecutive calendar months, or such shorter period that the Asset has been open for business, (d) an operating expense and capital expenditures budget for such Asset for the next succeeding 12 consecutive months, (e) if such Asset is then the subject of an acquisition transaction, a copy of the purchase agreement with respect thereto and a schedule of the proposed sources and uses of funds for such transaction and (f) such other information as reasonably requested by Administrative Agent.

“Borrowing Base Asset Value” means, as of any date of determination and with respect to any Borrowing Base Asset, the sum of the following: (a) with respect to each Borrowing Base Asset that is a New Property, an amount equal to the lesser of (i) the acquisition price for such Borrowing Base Asset paid by the Parent or any of its Consolidated Subsidiaries to a non-affiliate and (ii) the appraised value of such Borrowing Base Asset as reflected in an Appraisal; and (b) with respect to each Borrowing Base Asset that is a Seasoned Property, the appraised value of such Borrowing Base Asset as reflected in an Appraisal. For the avoidance of doubt, the Borrowing Base Asset Value of any Asset that is not, or at any time ceases to be, an Eligible Asset, is zero.

“Borrowing Base Coverage Ratio” means, at any date of determination, the ratio of Borrowing Base Adjusted NOI to Assumed Unsecured Interest Expense, in each case for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be.

“Borrowing Base Pool” means, at any time, a collective reference to the Borrowing Base Assets that are included in a calculation of Aggregate Borrowing Base Asset Value made at such time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Advance, means any such day that is also a London Banking Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent REIT (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent REIT; or (b) there is a change in the composition of the Parent REIT’s board of directors over a period of 24 consecutive months (or less) such that a majority of board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of board members, to be comprised of individuals who either (i) have been board members continuously since the beginning of such period or (ii) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (i) who were still in office at the time such election or nomination was approved by the board; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent REIT; or (d) the Parent REIT ceases to be the sole member of and the direct legal and beneficial owner (free and clear of all Liens) of all of the limited liability company interests in, Summit Hotel GP, LLC and/or Summit Hotel GP, LLC ceases to be the sole general partner of and the direct legal and beneficial owner (free and clear of all Liens) of all of the general partnership interests in, Summit Hotel OP, LP; or (e) Summit Hotel OP, LP ceases to be the direct or indirect beneficial owner (free and clear of all Liens) of at least 51% of the limited partnership interests in the Parent; or (f) the Parent REIT ceases to be the sole member of and the direct legal and beneficial owner (free and clear of all Liens) of all of the limited liability company interests in, Summit Hotel GP 2, LLC and/or Summit Hotel GP 2, LLC ceases to be the sole general partner of and the direct legal and beneficial owner (free and clear of all Liens) of all of the general partnership interests in, the Parent; or (g) the Parent ceases to be the sole member of and the direct legal and beneficial owner (free and clear of all Liens) of all of the limited liability company interests in, the Borrower; or (g) any Person or two or more Persons (other than the Parent) acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Borrower; or (h) the Borrower ceases to be the direct or indirect legal and beneficial owner (free and clear of all Liens other than pursuant to the Loan Documents) of all of the Equity Interests in each direct and indirect Subsidiary that owns or leases a Borrowing Base Asset.

“Closing Date” means the date hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” or other similar term referred to in the Pledge Agreement that is required under the terms of the Loan Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commitment” means a Term Commitment, a Revolving Credit Commitment or an Incremental Term Loan Commitment, as the context may require.

“Commitment Date” has the meaning specified in Section 2.17(b).

“Commitment Increase” has the meaning specified in Section 2.17(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C signed by a Responsible Officer of the Parent or the Borrower.

“Consent Request Date” has the meaning specified in Section 9.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, as of any date of determination, for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, without duplication, for the Parent and its Consolidated Subsidiaries, Consolidated net income or loss for such period, plus (w) the sum of (i) to the extent actually deducted in determining said Consolidated net income or loss, Consolidated Interest Expense, minority interest and provision for taxes for such period (excluding, however, Consolidated Interest Expense and taxes attributable to unconsolidated subsidiaries of the Parent and any of its Subsidiaries), (ii) the amount of all amortization of intangibles and depreciation that were deducted determining Consolidated net income or loss for such period, (iii) any non-cash charges (including one-time non-cash impairment charges) in such period to the extent that such non-cash charges were deducted in determining Consolidated net income or loss for such period, and (iv) any other non-recurring charges in such period, less (x) to the extent included in determining Consolidated net income or loss for such period, the amount of non-recurring non-cash gains during such period, plus (y) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) to the extent actually deducted in determining said Consolidated net income or loss, Consolidated Interest Expense, minority interest and provision for taxes for such period, (ii) the amount of all amortization of intangibles and depreciation that were deducted in determining Consolidated net income or loss for such period, (iii) any non-cash charges (including one-time non-cash impairment charges) in such period to the extent that such non-cash were deducted in determining Consolidated net income or loss for such period, and (iv) any other non-recurring charges in such period, less (z) to the extent included in determining Consolidated net income or loss for such period, the amount of non-recurring non-cash gains during such period, in each case of such Joint Venture determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period; provided that Consolidated EBITDA shall be determined without giving effect to any extraordinary gains or losses (including any taxes attributable to any such extraordinary gains or losses) or gains or losses (including any taxes attributable to such gains or losses) from sales of assets other than from sales of inventory (excluding Real Property) in the ordinary course of business; provided further that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent or any of its Subsidiaries during such four fiscal quarter period, Consolidated EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to (A) in the case of an acquired Asset that is a newly constructed Hotel Asset with no operating history, the Pro Forma EBITDA, if any, of such Asset, or (B) in the case of any other acquired Asset, such acquired Asset’s actual Consolidated EBITDA (computed as if such Asset was owned by the Parent or one of its Consolidated Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such Asset was not owned by the Parent or such Consolidated Subsidiary and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual Consolidated EBITDA generated by the Asset so disposed of during such four fiscal quarter period; provided further that in the case of a Hotel Asset that shall be repositioned and where such Asset is fully closed for renovations, upon the re-opening of such Asset, all Consolidated EBITDA allocable to such Asset prior to the re-opening shall be excluded from the calculation of Consolidated EBITDA and instead Consolidated EBITDA will be increased by the amount of Pro Forma EBITDA of such Asset, if any, (it being understood, for the avoidance of doubt, that such Asset’s actual Consolidated EBITDA from (including) and after the re-opening date shall not be excluded); provided further still that no more than 10% of Consolidated EBITDA shall be Pro Forma EBITDA (provided, that to the extent such limitation is exceeded, the amount of such of Pro Forma EBITDA shall be removed from the calculation of Consolidated EBITDA to the extent of such excess).

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case, of the Parent and its Subsidiaries for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be; provided that (i) for the fiscal quarter of the Parent ending on December 31, 2019, such ratio shall be calculated based on the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges for such fiscal quarter, (ii) for the fiscal quarter of the Parent ending on March 31, 2020, such ratio shall be calculated based on the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges for the period of two consecutive fiscal quarters ending on such date and (iii) for the fiscal quarter of the Parent ending on June 30, 2020, such ratio shall be calculated based on the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges for the period of three consecutive fiscal quarters ending on such date.

“Consolidated Fixed Charges” means, as of any date of determination, for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, for the Parent and its Consolidated Subsidiaries, the sum (without duplication) of (i) Consolidated Interest Expense for such period, plus (ii) the scheduled principal amount of all amortization payments (but not final balloon payments at maturity) for such period on all Consolidated Indebtedness; plus (iii) cash distributions on Preferred Interests payable by the Parent or a Consolidated Subsidiary for such period and distributions made by the Parent a Consolidated Subsidiary in such period for the purpose of paying dividends on Preferred Interests issued by such Person(s).

“Consolidated Indebtedness” means, at any time, the Indebtedness of the Parent and its Consolidated Subsidiaries; provided, however, that Consolidated Indebtedness shall also include, without duplication, the JV Pro Rata Share of Indebtedness for each Joint Venture.

“Consolidated Interest Expense” means, as of any date of determination for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, the sum of (a) the aggregate cash interest expense of the Parent and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP, including capitalized interest and the portion of any payments made in respect of capitalized lease liabilities allocable to interest expense, but excluding (i) deferred financing costs, (ii) other non-cash interest expense and (iii) any capitalized interest relating to construction financing for an Asset to the extent an interest reserve or a loan “holdback” is maintained in respect of such capitalized interest pursuant to the terms of such financing as reasonably approved by the Administrative Agent, plus (b) such Persons’ JV Pro Rata Share of the items described in clause (a) above of its Joint Ventures for such period.

“Consolidated Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Parent and its Subsidiaries determined on a Consolidated basis plus accumulated depreciation and amortization, less (to the extent included when determining such stockholders’ equity): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a Consolidated basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of another Type.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Parent and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture; provided further that as used in the definition of “Consolidated Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent or any of its Subsidiaries during the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, any Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition computed as if such indebtedness also existed for the portion of such period that such Asset was not owned by the Parent or such Subsidiary, and (b) shall exclude, in the case of a disposition, for such period any Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset.

“Debtor Relief Laws” means any Bankruptcy Law, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Subsidiary” has the meaning specified in Section 6.01(f).

“Deemed FF&E Reserve” means, on any date of determinations, with respect to any Asset for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, an amount equal to 4% of the Gross Hotel Revenues for such fiscal period.

“Deemed Management Fee” means, on any date of determination and with respect to any Asset for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, the greater of (i) an amount equal to 3.0% of the Gross Hotel Revenues of such Asset for such fiscal period and (ii) all actual management fees payable in respect of such Asset during such fiscal period.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” means (i) with respect to Advances made under the Term Loan Facility, a rate equal to 2.00% per annum above the rate per annum required to be paid on Base Rate Advances made under the Term Loan Facility and (ii) with respect to Advances under the Revolving Credit Facility and any interest, fee or other amount payable under the Loan Documents, a rate equal to 2.00% per annum above the rate per annum required to be paid on Base Rate Advances made under the Revolving Credit Facility.

“Defaulting Lender” means, subject to Section 9.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Commitments within two Business Days of the date any such Commitment was required to be funded by such Lender hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding the Advance has not been satisfied (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such notice) or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Commitment hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.10(a)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Person” has the meaning specified in Section 4.01(x).

“Development Assets” means all Real Property acquired for development into Hotel Assets that, in accordance with GAAP, would be classified as development property on a Consolidated balance sheet of the Parent and its Subsidiaries.

“Direct Owner” means, as to any Eligible Asset that is owned by or ground leased to a Subsidiary of the Borrower, any Subsidiary of the Borrower that directly owns or ground leases a portion of such Eligible Asset.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“ECP” means an eligible contract participant as defined in the Commodity Exchange Act.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Asset” has the meaning specified in the definition of “Eligible Asset Criteria.”

“Eligible Asset Criteria” in order for any Asset to qualify as an Eligible Asset the Asset must meet and continue at all times to satisfy each of the following criteria (each such Asset that meets such criteria being referred to as an “Eligible Asset”):

(a)               The Asset is a Hotel Asset located in the United States of America, and is a limited service, select service or full service hotel that is rated “upscale”, “upper midscale”, “midscale” or better by Smith Travel Research.

(b)               The Asset is wholly owned in fee simple directly by, or is ground leased pursuant to a Qualifying Ground Lease directly to, the Borrower or a wholly owned Subsidiary of the Borrower that is a Guarantor and is leased to the applicable TRS Lessee pursuant to an Operating Lease, provided however, that as concerns the Hampton Inn & Suites Silverthorne located in Silverthorne, Colorado, the Asset is leased directly to the applicable Guarantor.

(c)               The Asset is fully operating, open to the public, and not the subject of a Material Renovation.

(d)               Each Direct Owner of such Asset and each Indirect Owner of each such Direct Owner must be organized in a state within the United States of America or in the District of Columbia.

(e)               No Direct Owner of such Asset and no Indirect Owner of such Direct Owner owns any Real Property other than Borrowing Base Assets.

(f)               The Asset is not, and no interest of the Borrower or any of its Subsidiaries therein is, subject to any (a) ground lease (other than an Qualifying Ground Lease) or (b) Lien or Negative Pledge (in each case, other than pursuant to the Credit Documents and Permitted Asset Encumbrances).

(g)               The Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (i) create Liens on such Asset as security for Indebtedness of the Borrower or such Subsidiary, as applicable and (ii) sell, transfer or otherwise dispose of such Asset (provided that any restrictions of the type described in the proviso in the definition of “Negative Pledge” shall not be deemed to cause a failure to satisfy the conditions set forth in clauses (i) and (ii) above)).

(h)               The Asset is free of all material structural defects or architectural deficiencies, title defects, environmental or other material matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse effect on the value, use or ability to sell or refinance such Asset.

(i)               The Asset is operated by an Approved Manager or any other property manager approved by the Administrative Agent pursuant to a Management Agreement approved by the Required Lenders in their reasonable discretion.

(j)               The Equity Interests of each Direct Owner of such Asset and each Indirect Owner of each such Direct Owner constitute Collateral and are not subject to any Liens (in each case, other than pursuant to the Credit Documents and Permitted Equity Encumbrances).

(k)              No Direct Owner of such Asset and no Indirect Owner of any such Direct Owner has incurred or otherwise is liable for any outstanding Indebtedness (other than (w) Indebtedness under the Facilities, (x) trade payables incurred in the ordinary course of business, (y) intercompany Indebtedness owed to a Loan Party and (z) in the case of an Indirect Owner, unsecured guaranties of Non-Recourse Debt of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability under a Customary Carve-Out Agreement).

(l)               No Direct Owner of such Asset and no Indirect Owner of any such Direct Owner is subject to any proceedings under any Debtor Relief Law.

(m)               The Asset is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Hotel Asset or any portion thereof; provided, however, that if two Hotel Assets are located on a single tax lot, the Borrower may elect to treat such Hotel Assets for all purposes of the Credit Documents as one Hotel Asset, in which case, such Hotel Asset shall be deemed to comply with this clause and such two components of such Hotel Asset shall be included in and removed from the Borrowing Base Pool simultaneously and both must satisfy each of the Eligibility Asset Criteria for either component to qualify as a Borrowing Base Asset.

“Eligible Assignee” means with respect to the Revolving Credit Facility or the Term Loan Facility, (i) a Lender; (ii) an Affiliate or an Approved Fund of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (viii) any other Person approved by the Administrative Agent, and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition; and provided further that that neither a Defaulting Lender nor any Affiliate of a Defaulting Lender nor any natural person shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any enforcement action, suit, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)               for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)               for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)               if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement (except for any notional amount applicable to any portion of the Term Loan Facility that is subject to a Guaranteed Hedge Agreement; provided, that for any such portion of the Term Loan Facility to be excluded from the application of this clause (c) on any date of determination, the Borrower must have delivered to the Administrative Agent prior to such date of determination a written notice identifying such Guaranteed Hedge Agreement and the portion of the Term Loan Facility subject thereto, together with such supporting documentation as the Administrative Agent may reasonably request).

“Eurodollar Rate Advance” means an Advance that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Subsidiary” means any Subsidiary of the Borrower that is either:

(a)               an Immaterial Subsidiary;

(b)               prohibited from becoming a Guarantor by the terms of any agreement governing Non-Recourse Debt owed to a non-affiliate (or by the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Debt);

(c)               a Foreign Subsidiary for which providing a Guaranty of the Obligations would (i) violate applicable laws (including corporate benefit, financial assistance, fraudulent preference, thin capitalization rules and similar laws or regulations which limit the ability to provide credit support on local assets or properties) or (ii) reasonably be expected to violate or conflict with any fiduciary duties of officers or directors of such Foreign Subsidiary; or

(d)               a Foreign Subsidiary that is not otherwise an “Excluded Subsidiary” with respect to which the Administrative Agent reasonably determines that the cost of obtaining a Guaranty from such Foreign Subsidiary exceeds the practical benefit to the Lenders afforded thereby (including in the nature of stamp duties, notarization, registration or other costs that are disproportionate to the benefit afforded thereby, or that cause such benefit to be otherwise unavailable in a practicable manner).

For the avoidance of doubt and notwithstanding anything to the contrary contained herein, any Subsidiary of the Borrower that is a borrower, guarantor or otherwise has provided security for, or has a payment obligation under, any Unsecured Indebtedness will not be an Excluded Subsidiary and will be a Guarantor.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Taxes imposed as a result of current or former connections (other than such connections arising from such Lender’s having executed, delivered, became a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document) or any political subdivision thereof), (b) in the case of a Lender, U.S. federal withholding tax imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date, including the Closing Date, on which such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Sections 2.10(h) or 9.01(b)) or designates a new Lending Office (other than pursuant to a request by the Borrower under Section 2.10(g), except in each case to the extent that, pursuant to this Section 2.12(a) or Section 2.12(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Person became a party hereto or to such Lender immediately before it changed its Lending Office, (c) any U.S. federal withholding tax imposed pursuant to FATCA and (d) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (g).

“Existing Debt” means Indebtedness of each Loan Party and its Subsidiaries outstanding on the Closing Date.

“Extension Date” has the meaning specified in Section 2.16.

“Extension Fee” has the meaning specified in Section 2.08(d).

“Facility” means the Revolving Credit Facility, the Term Loan Facility or any Incremental Term Loan Facility, as the context may require.

“Facility Exposure” means, at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Advances, plus (b) all Obligations of the Loan Parties in respect of Guaranteed Hedge Agreements, valued at the Swap Termination Value thereof.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with, any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to section 1471(b) of the Code).

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means any separate letter agreement executed and delivered by the Borrower or an Affiliate of the Borrower and to which the Administrative Agent or the Arranger is a party, as the same may be amended, restated or replaced from time to time.

“FF&E” means all “furniture, furnishings and equipment” (as such phrase is commonly understood in the hotel industry) and all appurtenances and additions thereto and substitutions or replacements thereof owned by the applicable Loan Party and now or hereafter attached to, contained in or used in connection with the use, occupancy, operation or maintenance of the applicable Hotel Asset, including, without limitation, any and all fixtures, furnishings, equipment, furniture, and other items of tangible personal property, appliances, machinery, equipment, signs, artwork (including paintings, prints, sculpture and other fine art), office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, drying, bars, restaurants, spas, public rooms, health and recreational facilities, linens, dishware, two-way radios, all partitions, screens, awnings, shades, blinds, rugs, carpets, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; generators, boilers, compressors and engines; gas and electric machinery and equipment; facilities used to provide utility services; garbage disposal machinery or equipment; communication apparatus, including television, radio, music, and cable antennae and systems; attached floor coverings, window coverings, curtains, drapes and rods; storm doors and windows; stoves, refrigerators, dishwashers and other installed appliances; attached cabinets; trees, plants and other items of landscaping; visual and electronic surveillance systems; and swimming pool heaters and equipment, fuel, water and other pumps and tanks; irrigation equipment; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets and all equipment, fixtures, furnishings, and articles of personal property now or hereafter attached to or used in or about any such Hotel Asset which is or may be used in or related to the planning, development, financing or operation thereof and all renewals of or replacements or substitutions for any of the foregoing.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Franchise Agreements” means (a) on the Closing Date, the Franchise Agreements set forth on Part IV of Schedule 4.01(p) hereto, and (b) any written franchise agreement in respect of a Hotel Asset after the Closing Date.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” means the applicable Loan Party that is a party to the Pledge Agreement.

“Gross Hotel Revenues” means, with respect to any Asset, all revenues and receipts of every kind derived from operating such Asset and parts thereof, including, without limitation, income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rentals or sales of rooms, stores, offices, meeting space, exhibit space, or sales space of every kind (including rentals from timeshare marketing and sales desks); license, lease, and concession fees and rentals (not including gross receipts of licensees, lessees, and concessionaires); net income from vending machines; health club membership fees; food and beverage sales; parking; sales of merchandise (other than proceeds from the sale of FF&E no longer necessary to the operation of such Asset); service charges, to the extent not distributed to the employees at such Asset as, or in lieu of, gratuities; and proceeds, if any, from business interruption or other loss of income insurance, all as determined in accordance with GAAP; provided, however, that Gross Hotel Revenues shall not include gratuities to employees of such Asset; federal, state, or municipal excise, sales, use, or similar taxes collected directly from tenants, patrons, or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds; or any proceeds from any sale of such Asset.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Hedge Agreement” means any Hedge Agreement that constitutes an interest rate swap, cap or collar agreement or an interest rate future or option contract, in each case that is permitted under Article V and that is entered into by and between any Loan Party and any Hedge Bank.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantors” means, collectively, each Subsidiary other than Excluded Subsidiaries.

“Guarantor Deliverables” means each of the items set forth in Section 5.01(j).

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j) or Section 7.05.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit D hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any entity that is a Lender or an Affiliate of a Lender at the time it enters into a Guaranteed Hedge Agreement in its capacity as a party to such Guaranteed Hedge Agreement.

“Hotel Asset” means Real Property (other than any Joint Venture Asset) that operates or is intended to be operated as a hotel, resort or other lodging for transient use of rooms or is a structure from which a hotel, resort or other lodging for transient use of rooms is operated or intended to be operated.

“Immaterial Subsidiary” means, on any date of determination, a Subsidiary of the Parent that on such date holds no assets other than a de minimis amount of cash, cash equivalents and other assets.

“Increase Date” has the meaning specified in Section 2.17(a).

“Increasing Lender” has the meaning specified in Section 2.17(b).

“Incremental Revolving Increase” has the meaning specified in Section 2.17(a).

“Incremental Term Advance” has the meaning specified in Section 2.01(c).

“Incremental Term Loan Borrowing” means a borrowing consisting of simultaneous Incremental Term Advances of the same Type and in the case of Eurodollar Rate Advances, having the same Interest Period made by each of the Incremental Term Loan Lenders pursuant to the applicable Incremental Term Loan Facility Amendment.

“Incremental Term Loan Commitment” means, as to each Incremental Term Loan Lender with respect to any Incremental Term Loan Facility, its obligation to make Incremental Term Advances to the Borrower pursuant to Section 2.17 in an aggregate principal amount not to exceed the amount set forth opposite such Incremental Term Loan Lender’s name on the applicable schedule to the Incremental Term Loan Facility Amendment establishing such Incremental Term Loan Facility or opposite such caption in the Assignment and Acceptance or Accession Agreement pursuant to which such Incremental Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Incremental Term Loan Increase” has the meaning specified in Section 2.17(a).

“Incremental Term Loan Facility Amendment” has the meaning specified in Section 2.17(g).

“Incremental Term Loan Lender” means (a) at any time prior to the applicable Increase Date, any Lender that has an Incremental Term Loan Commitment at such time and (b) at any time after the such Increase Date, any Lender that holds Incremental Term Advances at such time.

“Incremental Term Note” means a promissory note made by the Borrower in favor of an Incremental Term Loan Lender evidencing Incremental Term Advances made by such Lender, substantially in the form of Exhibit A-3.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)              all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)              all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements);

(c)              net obligations of such Person under any Hedge Agreement;

(d)              all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)              Capitalized Leases, Synthetic Lease Obligations, Synthetic Debt and Off-Balance Sheet Arrangements;

(f)              all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (other than any such obligation of such Person if such Person, in its sole discretion, may satisfy such obligation by delivering (or causing to be delivered) common equity interests in the Parent or a Subsidiary thereof that is not a Loan Party);

(g)              indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(h)              all Guarantees of such Person in respect of any of the foregoing, excluding guarantees of Non-Recourse Debt for which recourse is limited to liability under a Customary Carve-Out Agreement.

For all purposes hereof: (a) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person, (b) the Indebtedness of the Parent and its Consolidated Subsidiaries shall include, with respect to the foregoing items and components thereof attributable to Indebtedness of non-wholly owned Subsidiaries, only the Parent’s Ownership Percentage thereof, (c) the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date and (d) the amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indirect Owner” means, as to any Eligible Asset owned by or ground leased to one or more Subsidiaries of the Borrower, each other Subsidiary of the Borrower that owns a direct or indirect interest in the Direct Owners of such Eligible Asset.

“Information” has the meaning specified in Section 9.11.

“Initial Borrowing Base Assets” has the meaning specified in Section 3.01(a)(iv).

“Initial Extensions of Credit” means the initial Borrowing hereunder.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Expense” means, with respect to a Person for a given period, without duplication, (a) total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s JV Pro Rata Share of Interest Expense of its Joint Venture for such period. Interest Expense shall include the interest component of Obligations in respect of Capitalized Leases and shall exclude the amortization of any deferred financing fees.

“Interest Period” means as to each Eurodollar Rate Advance, the period commencing on the date such Eurodollar Rate Advance is disbursed or Converted to or continued as a Eurodollar Rate Advance and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Notice of Borrowing, or such other period that is less than six months requested by the Borrower and consented to by all the Lenders; provided that:

(i)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Advance, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)        any Interest Period pertaining to a Eurodollar Rate Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)       no Interest Period shall extend beyond the Termination Date.

“Investment” means (a) any loan or advance to any Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of any Person, any capital contribution to any Person or any other direct or indirect investment in any Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (iii) or (iv) of the definition of “Indebtedness” in respect of any Person, and (b) the purchase or other acquisition of any real property.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any joint venture (a) in which the Borrower or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Borrower or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Borrower.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

“JV Pro Rata Share” means, with respect to any Subsidiary of a Person (other than a wholly-owned Subsidiary) or any Joint Venture of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Joint Venture or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Joint Venture, in each case determined in accordance with the applicable provisions of the Organization Documents of such Subsidiary or Joint Venture.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the Initial Lenders, each Acceding Lender that shall become a party hereto pursuant to Section 2.17 and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Leverage Ratio” means, at any date of determination, the ratio of Total Indebtedness to Total Asset Value as at the end of the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to LIBOR, or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), at or about 11:00 a.m., London time, two (2) London Banking Days prior to such day, for U.S. dollar deposits with a term of one (1) month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate will be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate will be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR Floating Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Daily Floating Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 2.09(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Guaranty Supplement (e) each Guaranteed Hedge Agreement, (f) the Pledge Agreement, (g) each Incremental Term Loan Facility Amendment and (h) each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement; in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Parties” means the Parent, the Borrower and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreements” means (a) on the Closing Date, the Management Agreements set forth on Part III of Schedule 4.01(p) hereto (as supplemented from time to time in accordance with the provisions hereof), and (b) any Management Agreement in respect of a Borrowing Base Asset entered into after the Closing Date in compliance with Section 5.01(p).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, or (d) the value, use or ability to sell or refinance any Borrowing Base Asset.

“Material Contract” means each contract to which the Parent or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Parent or such Subsidiary in an amount of $10,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Parent and its Subsidiaries, taken as a whole. Without limitation of the foregoing, the Operating Leases, the Management Agreements and the Franchise Agreements shall be deemed to comprise Material Contracts hereunder.

“Material Debt” means Indebtedness or Guarantees (other than Indebtedness hereunder) of the Parent or any of its Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of (a) in the case of Recourse Debt, more than $10,000,000 and (b) in the case of Non-Recourse Debt, $50,000,000.

“Material Renovation” means any renovation of a Borrowing Base Asset the completion of which causes 25% or more of the rooms located in such Asset to be unavailable for use for a period of forty-five (45) consecutive days or longer.

“Minimum Value Condition” means, at any time, the Aggregate Borrowing Base Asset Value is at least $150,000,000

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions or as to which any Loan Party or any ERISA Affiliate has any obligation or liability (whether by contract, indemnification or otherwise).

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or as to which any Loan Party or any ERISA Affiliate has any obligation or liability (whether by contract, indemnification or otherwise) or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, as of any date of determination, the amount obtained by subtracting Operating Expenses from Operating Income, in each case for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be.

“New Property” means each Hotel Asset acquired by the Borrower or any Subsidiary or any Joint Venture (as the case may be) from the date of acquisition for a period of four full fiscal quarters after the acquisition thereof; provided, however, that, upon the Seasoned Date for any New Property (or any earlier date selected by the Borrower), such New Property shall be converted to a Seasoned Property and shall cease to be a New Property.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Subsidiary that has incurred such Debt for Borrowed Money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Subsidiary, it being understood that the instruments governing such Debt for Borrowed Money may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent or any Subsidiary for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate. For the avoidance of doubt, Debt for Borrowed Money that refinances Existing Debt shall be permitted as Non-Recourse Debt, so long as such Debt for Borrowed Money meets all the requirements of Non-Recourse Debt.

“Non-Recourse Guarantee” shall mean a Customary Carve-Out Agreement consisting of a guaranty or indemnity of Non-Recourse Debt.

“Note” means a Revolving Note, a Term Note or an Incremental Term Note, as the context may require.

“Notice of Borrowing” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Advance, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party, provided that in no event shall the Obligations of the Loan Parties under the Loan Documents include the Excluded Swap Obligations.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in the definition of Sanctions.

“Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Parent is a party, under which a Loan Party has:

(a)                any obligation under a guarantee contract that has any of the characteristics identified in FASB ASC 460-10-15-4;

(b)                a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

(c)                any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the Borrower’s own stock and classified in stockholders’ equity in the Parent’s statement of financial position, as described in FASB ASC 815-10-15-74; or

(d)                any obligation, including a contingent obligation, arising out of a variable interest (as defined in the FASB ASC Master Glossary) in an unconsolidated entity that is held by, and material to, the Parent, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Parent or its Subsidiaries

“Operating Expenses” means, with respect to any Borrowing Base Asset for any applicable measurement period, the actual costs and expenses of owning, operating, managing, and maintaining such Borrowing Base Asset during such period, including, without limitation, repairs, real estate and chattel taxes and bad debt expenses, but excluding (i) depreciation or amortization or other noncash items, (ii) the principal of and interest on Debt for Borrowed Money, (iii) income taxes or other taxes in the nature of income taxes, (iv) distributions to the shareholders, members or partners of the Borrowing Base Asset owner, and (v) capital expenditures, payments (without duplication) for FF&E or into FF&E reserves or management fees actually paid or payable during such period, all as determined in accordance with GAAP.

“Operating Income” means, with respect to any Borrowing Base Asset for any applicable measurement period, all income received from any Person during such period in connection with the ownership or operation of the Property, including, without limitation, (i) the Gross Hotel Revenues, (ii) all amounts payable pursuant to any reciprocal easement and/or operating agreements, covenants, conditions and restrictions, condominium documents and similar agreements affecting such Borrowing Base Asset (but excluding any management agreements), and (iii) condemnation awards to the extent that such awards are compensation for lost rent allocable to such period, all as determined in accordance with GAAP.

“Operating Lease” means any operating lease of a Borrowing Base Asset between the applicable Loan Party that owns such Borrowing Base Asset (whether in fee simple or subject to a Qualifying Ground Lease) and the applicable TRS Lessee that leases such Borrowing Base Asset, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Ownership Percentage” means, as to any Subsidiary of the Parent, the Parent’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary, in each case determined in accordance with the applicable provisions of the applicable Organization Document of such Subsidiary.

“Parent” means Summit Hospitality JV, LP, a Delaware limited partnership.

“Parent REIT” means Summit Hotels Properties, Inc., a Maryland corporation.

“Participant” has the meaning specified in Section 9.07(g).

“Participant Register” has the meaning specified in Section 9.07(g).

“Patriot Act” has the meaning specified in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Single Employer Plans or Multiple Employer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Permitted Asset Encumbrances” means: (a) Liens for taxes, assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary thereof; (c) carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or are being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; and (d) the rights of tenants under Tenancy Leases; provided that (i) such Tenancy Leases contain market terms and conditions, (ii) such rights of tenants constituting Liens do not secure any Indebtedness, and (iii) such leases and subleases do not in any case materially detract from the value of the property subject thereto; and (e) rights of lessors under Qualifying Ground Leases.

“Permitted Equity Encumbrances” means Liens for taxes, assessments or governmental charges which are (i) immaterial to the Borrower and its Subsidiaries, taken as a whole, (ii) not overdue for a period of more than thirty (30) days or (iii) being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.11.

“Pledge Agreement” has the meaning specified in Section 3.01(a)(iii).

“Post Petition Interest” has the meaning specified in Section 7.07(c).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Forma EBITDA” means, for any Asset, an amount equal to 90% of such Asset’s forecasted EBITDA for the first four full fiscal quarters of such Asset’s operation (following the fiscal quarter during which such Asset opens, in the case of a newly built Asset, or re-opens, in the case of a repositioned Asset), as determined by the Parent and calculated in a manner consistent with the definition of Consolidated EBITDA and as reasonably approved by the Administrative Agent; provided, however, that (a) Pro Forma EBITDA for the fourth full fiscal quarter of such Asset’s operation shall be adjusted to be (x) the amount of Pro Forma EBITDA for such fourth full fiscal quarter multiplied by (y) a fraction the numerator of which is the number of days in the fiscal quarter during which such Asset opens or re-opens, as applicable, from and including the first day of such fiscal quarter to but excluding the opening or re-opening date of such Asset, as applicable, and the denominator of which is the total number of days in such fiscal quarter during which such Asset opens or re-opens, and (b) Pro Forma EBITDA shall be adjusted on the last day of each fiscal quarter, beginning with the last day of the first full fiscal quarter of such Asset’s operation to remove the forecasted EBITDA attributable to such fiscal quarter; and on the last day of the fourth full fiscal quarter of such Asset’s operation, Pro Forma EBITDA for such Asset shall be equal to zero. For the avoidance of doubt, until such Asset has four full fiscal quarters of actual Consolidated EBITDA, it is intended that Consolidated EBITDA include (1) the actual Consolidated EBITDA attributable to such Asset for the period commencing on the opening date or re-opening date, as applicable, for such Asset and ending on the last date of the fiscal quarter during which such Asset opened or re-opened and (2) a correspondingly adjusted amount of Pro Forma EBITDA for the fourth full fiscal quarter of such Asset’s operation.

“Proposed Increased Commitment” has the meaning specified in Section 2.17(b).

“Proposed Borrowing Base Asset” has the meaning specified in Section 2.18(a).

“Pro Rata Share” of any amount means, with respect to any Lender at any time, (a) in the case of the Revolving Credit Facility, the product of such amount times a fraction (expressed as a percentage carried out to the ninth decimal place) the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01 or have expired, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01 or have expired, the Revolving Credit Facility as in effect immediately prior to such termination), (b) in the case of the Term Loan Facility, the product of such amount times a fraction (expressed as a percentage carried out to the ninth decimal place) the numerator of which is, on or prior to the Closing Date, the amount of such Lender’s Term Loan Commitment at such time and, thereafter, such Lender’s Facility Exposure at such time with respect to the Term Loan Facility and the denominator of which is, on or prior to the Closing Date, the aggregate amount of the Lenders’ Term Loan Commitments at such time and, thereafter, the aggregate Facility Exposure at such time with respect to the Term Loan Facility and (c) in the case of any Incremental Term Loan Facility, the product of such amount times a fraction (expressed as a percentage carried out to the ninth decimal place) the numerator of which is, on or prior to the applicable Increase Date, the amount of such Lender’s Incremental Term Loan Commitment at such time and, thereafter, such Lender’s Facility Exposure at such time with respect to the applicable Incremental Term Loan Facility and the denominator of which is, on or prior to the applicable Increase Date, the aggregate amount of the Lenders’ Incremental Term Loan Commitments at such time and, thereafter, the aggregate Facility Exposure at such time with respect to the applicable Incremental Term Loan Facility.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 9.11.

“Purchasing Lender” has the meaning specified in Section 2.17(e).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualifying Ground Lease” means a ground lease of Real Property under which a wholly owned Subsidiary of the Borrower is the lessee, which ground lease is in full force and effect and not subject to any default and that the Administrative Agent determines, in its reasonable discretion, to be a financeable ground lease and that contains the following terms and conditions: (a) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor, provided however, if the lessor’s consent is received, then this condition shall be deemed satisfied; (b) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (c) a remaining term (exclusive of any unexercised extension options that are subject to terms or conditions not yet agreed upon and specified in such ground lease or an amendment thereto, other than a condition that the lessee not be in default under such ground lease) of 30 years or more from the date the related Hotel Asset becomes a Borrowing Base Asset; (d) reasonable provisions concerning transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.

“Real Property” means all right, title and interest of the Parent and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Recourse Debt” means Indebtedness for which the Parent or any of its Subsidiaries has personal or recourse liability in whole or in part, exclusive of Non-Recourse Debt and any Indebtedness for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements, and provided that no claim shall have been made under such Customary Carve-Out Agreements.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is qualified and has elected to be treated for U.S. federal income tax purposes as a real estate investment trust under Sections 856-860 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release Conditions” means, with respect to (i) the release of any Guarantor from its obligations under the Guaranty, (ii) the release of any Collateral consisting of the Equity Interests in a Guarantor from the Liens created under the Pledge Agreement or (iii) the removal of any Borrowing Base Asset from the Borrowing Base Pool (each a “Release Transaction”), each of the following:

(a)       the Borrower shall have delivered to the Administrative Agent, at least three (3) Business Days prior to the date of the proposed Release Transaction, a written notice requesting such Release Transaction (a “Release Notice”), which Release Notice shall identify the Equity Interests of any Guarantor to be released from the Liens created under the Pledge Agreement, the Guarantor to be released from the Guaranty, or the Borrowing Base Asset to be removed from the Borrowing Base Pool, as applicable, as part of the proposed Release Transaction, and the date proposed for consummation of the Release Transaction;

(b)       immediately before and after giving effect to such Release Transaction, no Default or Event of Default has occurred and is continuing on such date (or would exist immediately after giving effect to the proposed Release Transaction); and

(c)       at least two (2) Business Days prior to the proposed release date, the Administrative Agent shall have received:

(i)       a duly completed Compliance Certificate as of the last day of the fiscal quarter or fiscal year, as applicable, of the Parent most recently ended prior to such date for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, in form and substance reasonably satisfactory to the Administrative Agent, giving pro forma effect to the proposed Release Transaction (and any related and contemplated transactions), demonstrating in reasonable detail that (x) the Loan Parties are in compliance with the provisions of Section 5.04, (y) the Minimum Value Condition is satisfied and (z) that Availability is not less than zero;

(ii)      an updated list of Borrowing Base Assets; and

(iii)     a certificate executed by a Responsible Officer of the Borrower certifying to the Administrative Agent that the conditions in clauses (a) and (b) above have been satisfied.

“Release Notice” has the meaning specified in the definition of “Release Conditions.”

“Release Transaction” has the meaning specified in the definition of “Release Conditions.”

“Removal Effective Date” has the meaning specified in Section 8.07(b).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Replacement Lender” has the meaning specified in Section 9.01(b).

“Required Incremental Term Loan Lenders” means, as of any time with respect to any Incremental Term Loan Facility, Incremental Term Loan Lenders owed or holding greater than 50% of the Incremental Term Loans of the applicable Incremental Term Loan Facility; provided that at all times when there are two or more Lenders, the term “Required Incremental Term Loan Lenders” shall in no event mean less than two Lenders. For purposes of this definition, any of the foregoing amounts owed to or held by any Defaulting Lender shall be disregarded in determining Required Incremental Term Loan Lenders at any time.

“Required Lenders” means, at any time, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate Unused Revolving Credit Commitments at such time; provided that at all times when there are two or more Lenders, the term “Required Lenders” shall in no event mean less than two Lenders. For purposes of this definition, any of the foregoing amounts owed to or held by any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time under the Revolving Credit Facility and (b) the aggregate Unused Revolving Credit Commitments at such time; provided that at all times when there are two or more Lenders, the term “Required Revolving Lenders” shall in no event mean less than two Lenders. For purposes of this definition, any of the foregoing amounts owed to or held by any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Required Term Loan Lenders” means, as of any time, Term Loan Lenders owed or holding greater than 50% of the aggregate principal amount of the Advances outstanding at such time under the Term Loan Facility; provided that at all times when there are two or more Lenders, the term “Required Term Loan Lenders” shall in no event mean less than two Lenders. For purposes of this definition, any of the foregoing amounts owed to or held by any Defaulting Lender shall be disregarded in determining Required Term Loan Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 8.07(b).

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief investment officer, chief accounting officer, vice president, treasurer, assistant treasurer, controller, secretary, or general counsel of a Loan Party or any entity authorized to act on behalf of such Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 3.01, any assistant secretary of a Loan Party or entity authorized to act on behalf of such Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party, or entity authorized to act on behalf of such Loan Party, so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party, or entity authorized to act on behalf of such Loan Party, shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” has the meaning specified in Section 5.02(g).

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or (b) if such Lender has entered into an Accession Agreement or one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate Revolving Credit Commitments of the Lenders on the Closing Date shall be $125,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Lender” means a Lender having a Revolving Credit Commitment, whether funded or unfunded.

“Revolving Note” shall mean a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender under the Revolving Credit Facility.

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc., and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Parent or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Parent or such Subsidiary, as the case may be, to such Person.

“Sanctions Laws” has the meaning specified in Section 4.01(x).

“Sanctions” means any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 2.09(c).

“Seasoned Date” means, with respect to each Hotel Asset acquired by the Borrower or any Subsidiary or any Joint Venture (as the case may be), the date which is four full fiscal quarters after the acquisition date thereof.

“Seasoned Property” means each Hotel Asset acquired by the Borrower or any Subsidiary or any Joint Venture (as the case may be) which has been owned for a period of more than four full fiscal quarters after the acquisition thereof.

“Secured Indebtedness” means, with respect to the Parent and its Subsidiaries as of a given date, the portion of Total Indebtedness that is secured in any manner by any Lien on any property or any Equity Interests in any direct or indirect Subsidiary of the Parent or any Joint Venture.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.06, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Pledge Agreement.

“Secured Recourse Indebtedness” means the portion of Secured Indebtedness that is not Non-Recourse Debt.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Selling Lender” has the meaning specified in Section 2.17(e).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or as to which any Loan Party or any ERISA Affiliate has any obligation or liability (whether by contract, indemnification or otherwise) or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Smith Travel Research” means Smith Travel Research or a substitute lodging industry research company proposed by the Borrower and approved by the Administrative Agent.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Supplemental Agent” has the meaning specified in Section 8.01(b).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose (excluding any lease entered into in connection with a Sale and Leaseback Transaction).

“Term Loan Advance” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Loan Commitment” or (b) if such Lender has entered into an Accession Agreement or one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term Loan Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate Term Loan Commitments of the Lenders on the Closing Date shall be $75,000,000.

“Term Loan Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Advances of all Term Lenders outstanding at such time.

“Term Loan Lender” means (a) on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Advances at such time.

“Term Note” shall mean a promissory note of the Borrower payable to the order of any Term Loan Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender under the Term Loan Facility.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Termination Date” means (a) with respect to the Revolving Credit Facility, the earlier of (i) October 8, 2023, subject to the extension thereof pursuant to Section 2.16 and (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 6.01, and (b) with respect to the Term Loan Facility, the earlier of (i) October 8, 2023, subject to the extension thereof pursuant to Section 2.16, and (ii) the date of termination in whole of the Term Loan Commitments pursuant to Section 6.01 and (c) with respect to any Incremental Term Loan Facility, the maturity date set forth in the Incremental Term Loan Facility Amendment establishing such Facility; provided, however, that, in each case, if such date is not a Business Day, the Termination Date shall be the next preceding Business Day.

“Test Date” means (a) the last day of each fiscal quarter of the Parent for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be, (b) the date of each Advance, (c) the date of the addition of any Proposed Borrowing Base Asset to the Borrowing Base Pool pursuant to Section 2.18, (d) the effective date of any merger permitted under Section 5.02(d), (e) the effective date of any Transfer permitted under Section 5.02(e)(ii)(C), and (f) with respect to an extension of the Termination Date pursuant to Section 2.16, the Extension Date.

“Total Asset Value” means, as of any date of determination and without duplication, the sum of: (a) the following amounts with respect to assets owned by the Parent or any of its Subsidiaries: (i) with respect to each Asset that is a New Property, an amount equal to the lesser of (A) the acquisition price for such Asset paid by the Parent or any of its Consolidated Subsidiaries to a non-affiliate and (B) the appraised value of such Asset as reflected in an Appraisal; (ii) with respect to each Borrowing Base Asset that is a Seasoned Property, the appraised value of such Asset as reflected in an Appraisal; (iii) the amount of all Unrestricted Cash and Cash Equivalents held by the Borrower and all Guarantors; and (iv) the undepreciated book value of all Development Assets and Unimproved Land (after any impairments); plus (b) (i) the applicable JV Pro Rata Share of any Joint Venture of the Parent of any asset described in clause (a) above and (ii) the gross book value of any investments consisting of loans, advances and extensions of credit (including, without limitation, mezzanine loans) to any Person permitted under the Credit Documents; provided, however, that the following asset concentration restrictions shall apply to the calculation of Total Asset Value: (A) the maximum value allocable to Joint Venture Assets shall not exceed 15% of Total Asset Value; (B) the maximum value allocable to Development Assets shall not exceed 15% of Total Asset Value based on the total budgeted costs attributable to such Development Assets; (C) the maximum value allocable to Unimproved Land shall not exceed 5% of Total Asset Value; (D) the maximum value allocable to Investments consisting of loans, advances and extensions of credit to any Person permitted under the Credit Agreement shall not exceed 15% of Total Asset Value; (E) the maximum value allocable to improved Real Property that does not constitute Hotel Assets shall not exceed 5% of Total Asset Value; and (F) the maximum value allocable to items (A) to (E) above shall not exceed 30% of Total Asset Value (provided further that in each case, to the extent such limitation is exceeded, the value of such assets shall be removed from the calculation of the Total Asset Value to the extent of such excess).

“Total Indebtedness” means, at any date of determination, all Consolidated Indebtedness of the Parent and its Consolidated Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, plus the JV Pro Rata Share of Indebtedness of any Joint Venture.

“Trading with the Enemy Act” means the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto.

“Transfer” has the meaning specified in Section 5.02(e).

“TRS Lessee” means a lessee of a Borrowing Base Asset pursuant to an Operating Lease.

“Type” refers to the distinction between Advances bearing interest at the Base Rate, Advances bearing interest at the Eurodollar Rate and Advances bearing interest at the LIBOR Daily Floating Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unrestricted Cash and Cash Equivalents” means, with respect to any Person, cash and Cash Equivalents of such Person that are free and clear of all Liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of such Person.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness.

“Unused Fee” has the meaning specified in Section 2.08(a).

“Unused Revolving Credit Commitment” means, with respect to any Lender at any date of determination, (a) such Lender’s Revolving Credit Commitment at such time less (b) the aggregate principal amount of all Revolving Credit Advances made by such Lender and outstanding at such time.

“Updated Appraisal” has the meaning specified in Section 2.19(a).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(g).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.               Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.03.               Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 4.01(g), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)       Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.04.              Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.              Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06.              Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

Section 1.07.              Other Interpretative Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Article II
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.               The Advances. (a) The Revolving Credit Advances. Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Revolving Credit Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time; provided, however, that after giving effect to any Borrowing of Revolving Credit Advances, the aggregate amount of Revolving Credit Advances outstanding shall not exceed the aggregate Revolving Credit Commitments. Each Borrowing shall consist of Revolving Credit Advances made simultaneously by the Revolving Lenders ratably according to their Revolving Credit Commitments. Within the limits of each such Lender’s Unused Revolving Credit Commitment in effect from time to time and prior to the Termination Date, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a). Revolving Credit Advances may be Base Rate Advances, Eurodollar Rate Advances or LIBOR Floating Rate Advances, as further provided herein.

(b)                The Term Loan Advances. Each Term Loan Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (each, a “Term Loan Advance”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment. The Borrowing shall consist of Term Loan Advances made simultaneously by the Term Loan Lenders ratably according to their Term Loan Commitments. The Borrower may prepay Term Loan Advances pursuant to Section 2.06(a). The Borrower shall not have the right to reborrow any portion of the Term Loan Facility that is repaid or prepaid. Term Loan Advances may be Base Rate Advances, Eurodollar Rate Advances or LIBOR Floating Rate Advances, as further provided herein.

(c)                Incremental Term Advances. Subject to the terms and conditions set forth herein and in an Incremental Term Loan Facility Amendment, each Incremental Term Loan Lender severally agrees to make a single advance (each, an “Incremental Term Advance”) to the Borrower on the applicable Increase Date in an amount not to exceed such Lender’s Incremental Term Loan Commitment. Each Incremental Term Loan Borrowing shall consist of Incremental Term Advances made simultaneously by the Incremental Term Loan Lenders ratably according to their Incremental Term Loan Commitments. The Borrower may prepay Incremental Term Loan Advances pursuant to Section 2.06(a). The Borrower shall not have the right to reborrow any portion of any Incremental Term Facility that is repaid or prepaid. Incremental Term Advances may be of such types as set forth in the related Incremental Term Loan Facility Amendment.

Section 2.02.               Borrowings, Conversions and Continuations. (a) Each Borrowing, each Conversion, and each continuation of Eurodollar Rate Advances shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Advances or of any conversion of Eurodollar Rate Advances to Base Rate Advances or LIBOR Floating Rate Advances, and (ii) on the requested date of any Borrowing of Base Rate Advances or LIBOR Floating Rate Advances. Each Borrowing of, conversion to or continuation of Eurodollar Rate Advances shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Advances or LIBOR Floating Rate Advances shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Notice of Borrowing shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Advances from one Type to the other, or a continuation of Eurodollar Rate Advances, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Facility to which such Borrowing relates, (iv) the principal amount of Advances to be borrowed, converted or continued, (v) the Type of Advances to be borrowed or to which existing Advances are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Advance in a Notice of Borrowing or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Advances shall be made as, or converted to, LIBOR Floating Rate Advances. Any such automatic conversion to LIBOR Floating Rate Advances shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Advances. If the Borrower requests a Borrowing of, Conversion to, or continuation of Eurodollar Rate Advances in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Advances, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to LIBOR Floating Rate Advances described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Advance available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 P.M. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is the Initial Extensions of Credit, Section 3.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii) or 2.10 and (ii) after giving effect to all Borrowings, all Conversions, and all continuations of Advances as the same Type, there may not be more than seven separate Interest Periods in effect hereunder at any time.

(d)                Except as otherwise provided herein, a Eurodollar Rate Advance may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Advance. During the existence of a Default, no Advances may be requested as, Converted to or continued as Eurodollar Rate Advances without the consent of the Required Lenders.

(e)                Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Eurodollar Rate Advances or (y) 1:00 P.M. on the date of any Borrowing consisting of Base Rate Advances or LIBOR Floating Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of, and at the time of, such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)                 The obligations of the Lenders hereunder to make Advances and to make payments pursuant to Section 8.05 are several and not joint. The failure of any Lender to make the Advance to be made by it as part of any Borrowing or to make any payment under Section 8.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its Advance or to make its payment under Section 8.05.

(g)                If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided in the provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Advance set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)                Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

Section 2.03.               [Intentionally Omitted].

Section 2.04.               Repayment of Advances. (a) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(b)                Term Loan Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Loan Lenders on the Termination Date in respect of the Term Loan Facility the aggregate outstanding principal amount of the Term Loan Advances then outstanding.

(c)                Incremental Term Advances. The Borrower shall repay to the Incremental Term Loan Lenders with respect to any Incremental Term Loan Facility on such date or dates as shall be specified therefor in the applicable Incremental Term Loan Facility Amendment.

Section 2.05.               Termination or Reduction of the Commitments. (a)  Optional. The Borrower may, upon at least three Business Days’ notice received by the Administrative Agent no later than 11:00 A.M. on such date, terminate in whole or reduce in part the Unused Revolving Credit Commitments; provided, however, that each partial reduction thereof (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Revolving Lenders in accordance with their Revolving Credit Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Facility; provided that any notice of termination may be conditioned upon the consummation of any financing or acquisition or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such notice of prepayment may be revoked or the effective date specified therein may be delayed.

(b)                Mandatory. The Term Loan Commitments shall be automatically and permanently reduced to zero on the Closing Date after giving effect to the making of the Borrowing of Term Loan Advances. The Incremental Term Loan Commitments with respect to an Incremental Term Loan Facility shall be automatically and permanently reduced to zero on the date of the related Borrowing of Incremental Term Advances and after giving effect thereto.

Section 2.06.               Prepayments. (a) Optional. The Borrower may, upon same day notice in the case of Base Rate Advances or LIBOR Floating Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case in the form of a Notice of Loan Prepayment received by the Administrative Agent no later than 11:00 AM on such date, stating the proposed date, aggregate principal amount of the prepayment, the Facility and the Type(s) of Advances to be prepaid and, if Eurodollar Rate Advances are to be prepaid, the Interest Period(s) of such Advances, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided that any notice of prepayment in full may be conditioned upon the consummation of any financing or acquisition or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such notice of prepayment may be revoked or the effective date specified therein may be delayed; provided, however, that (i) each partial prepayment of (x) Eurodollar Rate Advances shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (y) Base Rate Advances and LIBOR Floating Rate Advances shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof or, in each case, if less, the amount of the Advances outstanding and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Subject to Section 9.10, each such prepayment shall be applied to the Advances of the Lenders in accordance with their respective Pro Rata Shares in respect of the relevant Facility.

(b)                Mandatory. (i) If for any reason Availability is less than $0, the Borrower shall prepay Advances within 15 days in an aggregate amount necessary to cause Availability to be greater than or equal to $0. Each prepayment pursuant to the foregoing sentence shall be applied, first, to the outstanding Revolving Credit Advances then outstanding comprising part of the same Borrowings (without any reduction of the Revolving Credit Facility) (ratably to each Revolving Lender in accordance with such Lender’s Pro Rata Share) until paid in full, and second, to the Term Facility and each Incremental Term Loan Facility, on a pro rata basis (and shall be applied ratably to each Term Lender and each Incremental Term Loan Lender in accordance with each such Lender’s Pro Rata Share).

(ii)                All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, and if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

Section 2.07.               Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance under a Facility owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                  Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances under such Facility in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods, on the date such Base Rate Advance shall be Converted or paid in full, on the applicable Termination Date and at such other times as may be specified herein.

(ii)                Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Eurodollar Rate Advances under such Facility in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, on the date such Eurodollar Rate Advance shall be Converted or paid in full, on the applicable Termination Date and at such other times as may be specified herein.

(iii)              LIBOR Floating Rate Advances. During such periods as such Advance is a LIBOR Floating Rate Advance, a rate per annum equal at all times to the sum of (A) the LIBOR Daily Floating Rate in effect from time to time plus (B) the Applicable Margin in respect of LIBOR Floating Rate Advances under such Facility in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such LIBOR Floating Rate Advance shall be Converted or paid in full and at such other times as may be specified herein.

(b)                Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to the lesser of the maximum rate permitted by applicable law and the Default Rate and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the Default Rate.

(c)                Notice of Interest Rate. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Advances upon determination of such interest rate.

(d)                Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.08.               Fees. (a) Unused Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders an unused commitment fee (the “Unused Fee”), from the date hereof in the case of each Initial Lender that is a Revolving Lender and from the effective date specified in the Assignment and Acceptance or the Accession Agreement, as the case may be, pursuant to which it became a Revolving Lender in the case of each other Revolving Lender until the Termination Date in respect of the Revolving Credit Facility, payable in arrears quarterly on the last day of each March, June, September and December, commencing on the date hereof, and on the Termination Date in respect of the Revolving Credit Facility. The Unused Fee payable for the account of each Revolving Lender shall be calculated for each period for which the Unused Fee is payable on the actual daily Unused Revolving Credit Commitment of such Revolving Lender during such period at the per annum equal to 0.25%, subject to adjustment as provided in Section 9.10.

(b)                Other Fees. (i) The Borrower shall pay to the Administrative Agent and the Arranger for their own respective accounts the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and the Administrative Agent or the Arranger. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)                Extension Fee. As a condition to the extension of the term of either of the Facilities pursuant to Section 2.16, the Borrower shall pay to the Administrative Agent on or prior to the applicable Extension Date, for the ratable account of each Lender, an extension fee (the “Extension Fee”), in an amount equal to 0.25% multiplied by the aggregate amount of Revolving Credit Commitments (in the case of any extension of the term of the Revolving Credit Facility) or Term Loans (in the case of an extension of the term of the Term Loan Facility) of the Lenders outstanding on the applicable Extension Date immediately upon giving effect to such extension.

Section 2.09.               Inability to Determine Rates.

(a)                If in connection with any request for a Eurodollar Rate Advance or LIBOR Floating Rate Advance or a Conversion to a Eurodollar Rate Advance or LIBOR Floating Rate Advance or a continuation of a Eurodollar Rate Advance, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advance or the applicable term with respect to any LIBOR Floating Rate Advance, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance or in connection with an existing or proposed Base Rate Advance or LIBOR Floating Rate Advance and (y) the circumstances described in Section 2.09(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance or LIBOR Floating Rate Advance does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Advance or LIBOR Floating Rate Advance, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Advances and/or LIBOR Floating Rate Advances shall be suspended, (to the extent of the affected Eurodollar Rate Advance , LIBOR Floating Rate Advance or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 2.09(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of or Conversion to Eurodollar Rate Advance or LIBOR Floating Rate or a continuation of Eurodollar Rate Advance (to the extent of the affected Eurodollar Rate Advance, LIBOR Floating Rate Advance or Interest Periods, as applicable) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.

(b)                Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 2.09(a), the Administrative Agent, in consultation with the Borrower and affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 2.09(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)                Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)                 adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)                the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)               syndicated loans currently being executed, or that include language similar to that contained in this Section 2.09, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 2.09 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended, (to the extent of the affected Eurodollar Rate Advances or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of Eurodollar Rate Advances (to the extent of the affected Eurodollar Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

Section 2.10.               Increased Costs; Reserves on Eurodollar Rate Advances, Illegality; Mitigation Obligations.

(a)                Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.10(e));

(ii)                subject any Lender to any Taxes (excluding, for purposes of this Section 2.10, any increased costs resulting from (x) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes, Indemnified Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized, has its Lending Office or otherwise has current or former connections (other than such connections arising from such Lender’s having executed, delivered, became a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Documents, or sold or assigned any interest in any Obligations or Loan Document) or any political subdivision thereof) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advance made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                Capital Requirements. If any Lender determines in its reasonable discretion that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in clauses (a) or (b) of this Section 2.10 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Advance equal to the actual costs of such reserves allocated to such Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Advance, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(f)                 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurodollar Rate Advances or LIBOR Floating Rate Advances or to Convert Base Rate Advances to Eurodollar Rate Advances or LIBOR Floating Rate Advances shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all Eurodollar Rate Advances and LIBOR Floating Rate Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), in the case of Eurodollar Rate Advances, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Advances and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted., together with any additional amounts required pursuant to Section 9.04(c).

(g)                Designation of a Different Lending Office. Each Lender may make any Advance to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Advance in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.10(a) or 2.10(b), or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 2.10(f), then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12, 2.10(a) or 2.10(b), as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.10(f), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h)                Replacement of Lenders. If any Lender requests compensation under Section 2.10(a) or 2.10(b), or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.10(g), the Borrower may replace such Lender in accordance with Section 9.01(b).

Section 2.11.               Payments and Computations. (a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 P.M. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(b)                The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender any amount so due.

(c)                Computations of Interest and Fees. All computations of interest based on part (a) of the definition of Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the LIBOR Daily Floating Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Interest shall accrue on each Advance for the day on which the Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid, provided that any Advance that is repaid on the same day on which it is made shall, subject to clause (a) above, bear interest for one day. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)                Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date in accordance herewith and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender severally agrees to repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.

Section 2.12.               Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction or withholding for any and all Taxes, except as required by Applicable Law. If any Loan Party or the Administrative Agent shall be required by Applicable Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, (i) such withholding agent shall make all such deductions and withholding (ii) such withholding shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as may be necessary so that after such deductions and withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)                In addition, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                Without duplication of Sections 2.12(a) or 2.12(b), the Loan Parties shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes, and for the full amount of Indemnified Taxes and Other Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or the Administrative Agent (as the case may be), or required to be withheld or deducted from a payment to such Loan Party or the Administrative Agent and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. This indemnification shall be made within 10 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)                Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e)                Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such receipt is issued therefor, or other evidence of payment thereof reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (e) and (g) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in section 7701 of the Code.

(f)                 Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)                Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance or Accession Agreement pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with (i) executed copies of IRS Forms W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the IRS, certifying that such Lender is exempt from or entitled to a reduced rate of United States federal withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender claiming the benefit of the exemption for portfolio interest under section 881(c) of the Code (x) a certificate reasonably acceptable to the Borrower and the Administrative Agent to the effect that such Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate” and (y) executed copies of an IRS Form W-8BEN or W-8BEN-E, (ii) to the extent such Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner and (iii) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Upon the request of the Borrower or the Administrative Agent, any Lender that is a United States person shall deliver to the Borrower and the Administrative Agent executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption from or reduction of Taxes.

(h)                If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has received an indemnification payment pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. No party shall have any obligation to pursue, or any right to assert, any refund of Taxes or Other Taxes that may be paid by another party.

(i)                 For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form or other document described, and required to be provided, in subsection (f) or (g) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (f) or (g) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(j)                  Without prejudice to the survival of any other agreement of any party hereunder or under any other Loan Document, the agreements and obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 2.13.               Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Advances made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Advance and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that:

(i)                  if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(b)                The provisions of this Section 2.13 shall be subject to the provisions of Section 9.10(a)(ii).

Section 2.14.               Use of Proceeds. The proceeds of the Advances made on the Closing Date shall be available (and the Borrower agrees that it shall use such proceeds) for (i) to fund Borrower’s acquisition of the Hilton Garden Inn - San Francisco Airport North in San Francisco, CA, the Hilton Garden Inn - San Jose / Milpitas in Milpitas, CA, the Residence Inn - Portland Downtown / Riverplace in Portland, OR and the Residence Inn - Portland / Hillsboro in Hillsboro, OR (collectively, the “Acquisition”), (ii) finance the 88-guestroom Hampton Inn & Suites - Silverthorne located in Silverthorne, CO owned by Silverthorne JV 147, LLC, and (iii) fund the payment of fees, costs and expenses in connection with the Acquisition. Any subsequent Advances shall be for general corporate purposes not in contravention of any law or of any Loan Document. The Borrower will not directly or indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available to any Subsidiary, joint venture partner or other Person such extensions of credit or proceeds, (A) to fund any activities or businesses of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor, or otherwise) or any Anti-Corruption Laws.

Section 2.15.               Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that one or more promissory notes or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note or Notes, in substantially the form of Exhibit A-1 or Exhibit A-2 (as applicable) hereto, payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment or Term Loan Commitment, respectively, of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder. To the extent no Note has been issued to a Lender, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.

(b)                The Administrative Agent shall maintain the Register in accordance with Section 9.07(d). In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error.

(c)                Entries made in good faith by the Administrative Agent in the Register, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.16.               Extension of Termination Date. At least 90 days but not more than 120 days prior to the Termination Date in respect of the Revolving Credit Facility or the Term Loan Facility, the Borrower, by written notice to the Administrative Agent, may request, with respect to either or both Facilities, a single consecutive twelve-month extension of the applicable Termination Date. The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in respect of the Revolving Credit Facility and/or the Term Loan Facility, as applicable, in effect at such time shall, effective as at such Termination Date (the “Extension Date”), be extended for an additional twelve-month period, provided that the Borrower shall have paid the Extension Fees as described in Section 2.08(d), and on the applicable Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer of the Borrower, dated the Extension Date, stating that: (i) the representations and warranties of any Loan Party contained in Article IV or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Extension Date, both before and after giving effect to such extension (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of such Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.03(b) and (c), respectively, and (ii) no Default or Event of Default has occurred and is continuing, or would result from such extension; and (c) the Loan Parties are in compliance with the covenants contained in Section 5.04 immediately before and, on a pro forma basis, immediately after such extension, together with supporting information demonstrating such compliance. In the event that an extension of the Revolving Credit Facility, the Term Loan Facility or both Facilities is effected pursuant to this Section 2.16 (but subject to the provisions of Sections 2.05, 2.06 and 6.01), the aggregate principal amount of all Revolving Credit Advances and/or Term Loan Advances, as the case may be, shall be repaid in full ratably to the Lenders on the Termination Date of such Facility as so extended. As of an Extension Date, any and all references in this Agreement, the Revolving Notes, if any, the Term Loan Notes, if any, or any of the other Loan Documents to the “Termination Date” with respect to the Revolving Credit Commitments or the Revolving Credit Facility and/or the Term Loan Facility, as applicable, shall refer to the Termination Date in respect of the Revolving Credit Facility and/or the Term Loan Facility, as the case may be, as so extended.

Section 2.17.               Increase in the Aggregate Commitments. (a) The Borrower may, at any time, by written notice to the Administrative Agent, request (i) an increase in the aggregate amount of the Revolving Credit Commitments (each such increase, an “Incremental Revolving Increase”), (ii) an increase in the aggregate amount of the Term Loan Facility (each such increase, an “Incremental Term Loan Increase”), and/or (iii) add one or more new pari passu tranches of term loans (each an “Incremental Term Loan Facility”; each Incremental Term Loan Facility and each Incremental Revolving Increase and Incremental Term Loan Increase are collectively referred to as a “Commitment Increase”), in each case by not less than $25,000,000 (or such other amount as may be agreed between the Administrative Agent and the Borrower) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate principal amount of the Facilities at any time exceed $500,000,000 in the aggregate, and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.

(b)                The Administrative Agent shall promptly notify the Lenders of each request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the Facility to which such Commitment Increase relates, (iii) the proposed Increase Date and (iv) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment in respect of the applicable Facility (the “Proposed Increased Commitment”). If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated to each Lender willing to participate therein in an amount equal to the Commitment Increase multiplied by the ratio of each Lender’s Proposed Increased Commitment to the aggregate amount of Proposed Increased Commitments.

(c)                Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d)                On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.17(c) (an “Acceding Lender”) shall become a Lender party in respect of the applicable increasing Facility to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the following conditions precedent shall have been satisfied on or prior to such Increase Date:

(i)                  The following statements shall be true, and the Administrative Agent shall have received, for the account of each Lender, a certificate signed by a Responsible Officer of the Borrower, dated the Increase Date, stating that:

(A)               the representations and warranties of each Loan Party contained in Article IV or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Increase Date, before and after giving effect to such Commitment Increase and the application of the proceeds, if any, therefrom, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.17(d), the representations and warranties contained in Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), respectively, of Section 5.03; and

(B)               no Default or Event of Default has occurred and is continuing, or would result from Commitment Increase;

(ii)                the Administrative Agent shall have received, each in form and substance reasonably satisfactory to the Administrative Agent:

(A)               an accession agreement from each Acceding Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (each, an “Accession Agreement”), duly executed by such Acceding Lender, the Administrative Agent and the Borrower;

(B)               confirmation from each Increasing Lender of the increase in the amount of its applicable Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower;

(C)               a certificate as to each Loan Party signed by a Responsible Officer of the Borrower (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, as of the Increase Date the conditions specified in clause (d)(i) above have been satisfied;

(D)               if not previously delivered to the Administrative Agent, copies certified by the secretary or assistant secretary (or other individual performing similar functions) of (x) all corporate, partnership, member or other necessary action taken by the Borrower to authorize such Commitment Increase and (y) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such Commitment Increase;

(E)               a supplement to this Agreement executed by the Borrower and any Lender providing such Commitment Increase which supplement may include such amendments to this Agreement as the Administrative Agent deems reasonably necessary or appropriate to implement the transactions contemplated by this Section 2.17, together with the consent of the Guarantors thereto;

(F)                if requested by the Administrative Agent or any new Lender or Lender providing such Commitment Increase, officer’s certificates of the type delivered on the Closing Date and opinions of counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders, covering such matters as reasonably requested by the Administrative Agent;

(G)               if requested by any Incremental Term Loan Lender or any Acceding Lender, a Note executed by the Borrower, payable to such Lender in the amount of its applicable Commitment;

(iii)              upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, all necessary information in connection with the Patriot Act, the Beneficial Ownership Regulation (including a Beneficial Ownership Certification), “know your customer” requirements, and other customary requirements, not later than five (5) Business Days prior to the Increase Date to the extent such information is requested not later than ten (10) Business Days prior to such date;

(iv)              the Borrower shall pay any applicable fees as are payable in connection with such Commitment Increase;

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Acceding Lender) and the Borrower of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Acceding Lender on such date.

(e)                On each Increase Date with respect to an Incremental Revolving Increase, to the extent the Revolving Credit Advances then outstanding and owed to any Revolving Lender immediately prior to the effectiveness of the Commitment Increase shall be less than such Lender’s pro rata share (calculated immediately following the effectiveness of the Commitment Increase) of all Revolving Credit Advances then outstanding and owed to all Revolving Lenders (each such Lender, including any Acceding Lender participating in such Commitment Increase, a “Purchasing Lender”), then such Purchasing Lender, without executing an Assignment and Acceptance, shall be deemed to have purchased an assignment of a pro rata portion of the Revolving Credit Advances then outstanding and owed to each Revolving Lender that is not a Purchasing Lender (a “Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Revolving Credit Advances outstanding and owed to each Revolving Lender Facility shall equal such Lender’s pro rata share (calculated immediately following the effectiveness of the Commitment Increase on the Increase Date) of all Revolving Credit Advances then outstanding and owed to all Revolving Lenders. The Administrative Agent shall calculate the net amount to be paid by each Purchasing Lender and received by each Selling Lender in connection with the assignments effected hereunder on the Increase Date. Each Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. on the Increase Date. The Administrative Agent shall distribute on the Increase Date the proceeds of such amount to each of the Selling Lenders entitled to receive such payments at its Lending Office. If in connection with the transactions described in this Section 2.17 any Lender shall incur any losses, costs or expenses of the type described in Section 9.04(c), then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, costs or expenses reasonably incurred.

(f)                 On each Increase Date with respect to an Incremental Term Loan Increase, each Term Loan Lender participating in such Incremental Term Loan Increase shall make the amount of its Term Advance available in accordance with the conditions and procedures set forth in Section 2.02.

(g)                On each Increase Date with respect to an Incremental Term Loan Facility, each Lender participating in such Incremental Term Loan Facility shall make the amount of its Incremental Term Advances available in accordance with the conditions and procedures set forth in Section 2.02. Incremental Term Loan Facilities and Incremental Term Advanced may be made hereunder pursuant to a supplement, an amendment or an amendment and restatement (an “Incremental Term Loan Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Loan Lender (including any Acceding Lender becoming a party to this Agreement as an Incremental Term Loan Lender) with respect to such Incremental Term Loan Facility and the Administrative Agent. Notwithstanding anything to the contrary in Section 9.01, the Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.17. Each Incremental Term Loan Facility and the related Incremental Term Advances will be on such terms (including as to amortization and maturity) as are agreed to by the Borrower and each Incremental Term Loan Lender with respect to such Incremental Term Loan Facility and, if the terms of such Incremental Term Loan Facility and the related Incremental Term Advances (other than final maturity) are not the same as any then existing Term Facility, such terms shall be reasonably acceptable to the Administrative Agent and each Incremental Term Loan Lender, but such Incremental Term Advances will not in any event have a maturity date earlier than the latest Termination Date (including any extension option) of any then existing Facility.

(h)                This Section shall supersede any provisions in Section 2.13 or 9.01 to the contrary.

Section 2.18.               Borrowing Base Asset Provisions.

(a)                Designation of Borrowing Base Assets. The Borrower may from time to time propose an Eligible Asset (a “Proposed Borrowing Base Asset”) to be designated as a new Borrowing Base Asset. The designation of any Eligible Asset as a Borrowing Base Asset shall be subject to the following conditions:

(i)                  The receipt by the Administrative Agent of a written request to designate the Proposed Borrowing Base Asset as a new Borrowing Base Asset accompanied by each of the following:

(A)               a Borrowing Base Asset Designation Package with respect to the Proposed Borrowing Base Asset;

(B)               a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Proposed Addition Date for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, in form and substance reasonably satisfactory to the Administrative Agent, giving pro forma effect to the inclusion of the Proposed Borrowing Base Asset and to the Borrowing, if any, anticipated to be made contemporaneously with the inclusion of such Proposed Borrowing Base Asset or the proceeds of which are expected to be used to acquire such Proposed Borrowing Base Asset, such Compliance Certificate to:

(I)       include reasonably detailed calculations of the Aggregate Borrowing Base Asset Value; and

(II)       demonstrate that (x) the Borrower is in compliance with the provisions of Section 5.04, (y) the Minimum Value Condition is satisfied and (z) Availability is not less than zero (in each case, on a pro forma basis after giving effect to the inclusion of the Proposed Borrowing Base Asset in the Borrowing Base Pool and the Borrowing, if any, anticipated to be made contemporaneously with the inclusion of such Proposed Borrowing Base Asset);

(C)               (x) a summary report of the Gross Hotel Revenues and Borrowing Base Adjusted NOI attributable to such Proposed Borrowing Base Asset for the period of four consecutive fiscal quarters of the Parent then most recently ended for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, (y) a year-to-date profit and loss statement for such Proposed Borrowing Base Asset, and (z) except if such Proposed Borrowing Base Asset is a New Property, an Appraisal in form and substance reasonably satisfactory to the Administrative Agent with respect to such Proposed Borrowing Base Asset;

(D)               an updated list of Borrowing Base Assets;

(E)               a certificate of a Responsible Officer certifying that no Default or Event of Default has occurred and is continuing or would result from the inclusion of such Proposed Borrowing Base Asset as a Borrowing Base Asset.

(ii)                The Required Lenders, in their sole discretion, shall have approved the designation of the Proposed Borrowing Base Asset as a Borrowing Base Asset.

Notwithstanding the foregoing, prior to any Proposed Borrowing Base Asset being included in the Borrowing Base Pool, the Proposed Borrowing Base Asset must meet, and must continue at all times thereafter that such Asset is included in the Borrowing Base Pool to satisfy, the Eligible Asset Criteria, and no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(b)                Exclusion of Borrowing Base Assets. A Borrowing Base Asset shall no longer constitute an Eligible Asset and shall be automatically removed immediately from the Borrowing Base Pool upon the occurrence of either of the following:

(i)                  if such Borrowing Base Asset fails to satisfy any of the Eligible Asset Criteria; or

(ii)                upon the removal of such Borrowing Base Asset pursuant to Section 2.18(c).

(c)                Removal of Borrowing Base Assets and Releases of Collateral and Guarantors.

(i)                  Upon satisfaction of each of the Release Conditions with respect to any proposed Release Transaction, the release contemplated by such Release Transaction shall be effective automatically and without further action of any Person and:

(A)               if the proposed Release Transaction involves release of a Guarantor from its obligations under the Guaranty, the Administrative Agent shall, at the sole expense of the Borrower, execute and deliver such documents as the Loan Parties may reasonably request as necessary or desirable to evidence the release of the applicable Guarantor from its obligations under the Guaranty; and

(B)               if the proposed Release Transaction involves release of the Lien of the Administrative Agent on any Equity Interest in a Guarantor or owned, directly or indirectly by a Guarantor, the Administrative Agent shall, at the sole expense of the Borrower, execute and deliver such documents as the Loan Parties may reasonably request as necessary or desirable to evidence the release of the Lien of the Administrative Agent on such Equity Interest and/or the release of the applicable Guarantor from its obligations under the Pledge Agreement (including, in the case of this clause (B) and clause (A) above, executing documents reasonably in advance to the extent practicable in order to facilitate releases, including placing documents into escrow on terms acceptable to the Administrative Agent).

(ii)                For the avoidance of doubt, upon a release pursuant to a Release Transaction of the type contemplated in either clause (i)(A) or (i)(B) above, all Borrowing Base Assets owned or ground leased, directly or indirectly, by the applicable Guarantor shall be automatically removed from the Borrowing Base Pool.

(iii)              The Administrative Agent shall promptly notify the Lenders following the consummation of any proposed Release Transaction.

(iv)              It is understood and agreed that no release pursuant to this Section 2.18(c) shall impair or otherwise adversely affect the Liens, security interests, guarantees and other rights of the Administrative Agent or the Secured Parties under the Loan Documents not being released (or as to the parties to the Loan Documents and the Collateral subject to the Loan Documents not being released).

Section 2.19.               Reappraisal Rights.

(a)                Borrower’s Right to Request Appraisal. The Borrower shall have the right to furnish to the Administrative Agent an updated appraisal (meeting the requirements set forth in the definition of “Appraisal”, an “Updated Appraisal”) of any Asset; provided that not more than one (1) Updated Appraisal for any Asset may be so furnished in any twelve (12) month period.

(b)                Administrative Agent’s Right to Request Appraisal. On any date (each, a “Request Date”) the Administrative Agent shall have the right to require that the Borrower furnish an Updated Appraisal with respect to any Borrowing Base Asset that is a Seasoned Property if (i) the existing Appraisal with respect to any such Borrowing Base Asset is dated more than twelve (12) months from the Request Date or (ii) no Appraisal has previously been provided to the Administrative Agent with respect thereto, and the Borrower shall within thirty (30) days of each Request Date furnish same to the Administrative Agent; provided, that not more than one (1) Updated Appraisal may be required to be furnished with respect to any Borrowing Base Asset in any twelve (12) month period (unless an Event of Default has occurred and is continuing, in which case such limitation shall not apply).

(c)                Cost of Appraisal. For the avoidance of doubt, the cost of obtaining an Updated Appraisal (whether requested by the Borrower or the Administrative Agent) shall be borne by the Borrower.

Article III
CONDITIONS OF LENDING

Section 3.01.               Conditions Precedent to Initial Extensions of Credit. The obligation of each Lender to make an Advance on the occasion of the Initial Extensions of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extensions of Credit:

(a)                The Administrative Agent shall have received on or before the day of the Initial Extensions of Credit the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) (unless otherwise specified), in form and substance satisfactory to the Administrative Agent and each of the Lenders (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender:

(i)                  counterparts of this Agreement, executed and delivered by the Administrative Agent, the Borrower, the Guarantors and each Lender listed on Schedule I.

(ii)                a Revolving Credit Note and/or Term Note, as applicable, executed by the Borrower in favor of each applicable Lender requesting such Note.

(iii)              in each case, solely with respect to Collateral required to be granted on the Closing Date, a pledge agreement (together with each joinder or supplement delivered pursuant to Section 5.01, the “Pledge Agreement”), duly executed by the applicable Grantors, together with:

(A)               certificates or instruments, if any, representing the Collateral pledged thereunder accompanied by all endorsements and/or powers required by the Pledge Agreement,

(B)               evidence that (x) all proper financing statements have been or contemporaneously therewith will be duly filed under the Uniform Commercial Code of all applicable jurisdictions and (y) all applicable perfection requirements that the Administrative Agent reasonably may deem necessary or desirable in order to perfect the Liens created under the Pledge Agreement, covering the Collateral described in the Pledge Agreement, and

(C)               completed requests for information listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Grantor as debtor, together with (x) copies of such other financing statements and (y) if any such financing statement covers Collateral, termination statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any such effective financing statements (or equivalent filings), and

(D)               evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Liens created under the Pledge Agreement have been taken;

(iv)              A list (the “Borrowing Base Asset List”) of the Borrowing Base Assets in the Borrowing Base Pool as of the Closing Date (the “Initial Borrowing Base Assets”); and the Borrowing Base Asset List is attached hereto as Schedule 3.01(a)(iv);

(v)                A Borrowing Base Asset Designation Package with respect to each Initial Borrowing Base Asset, and such other information concerning the Initial Borrowing Base Assets as may reasonably be requested, in each case in form and substance reasonably acceptable to the Administrative Agent, the Arranger and the Lenders.

(vi)              Certified copies of the resolutions of the board of directors of the Parent, the Borrower and/or of the board of directors or other equivalent governing body of each other Loan Party for which it is the ultimate signatory, in each case, unanimously approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.

(vii)            A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office, (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(viii)          Such documents and certifications as the Administrative Agent may reasonably require to evidence that in each jurisdiction in which any Loan Party or any general partner or managing member of a Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, such Loan Party, general partner or managing member, as the case may be, is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(ix)              A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner or managing member, as applicable, by any two of its Responsible Officers, dated the Closing Date (the statements made in which certificate shall be true on and as of the date of the Initial Extensions of Credit), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(vii), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(vi) were adopted and on the date of the Initial Extensions of Credit, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extensions of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extensions of Credit, that constitutes a Default.

(x)                A certificate of a Responsible Officer of each Loan Party (or of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(xi)              A certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by all Loan Parties and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(xii)            Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lenders shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, insurance, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements (if any), financial statements of the Parent and/or the Initial Borrowing Base Assets, and financial projections for the Borrower’s consolidated operations.

(xiii)          Favorable opinions of (A) Kleinberg, Kaplan, Wolff & Cohen, P.C., special New York counsel to the Loan Parties and (B) Berger Harris LLP, Delaware counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request.

(xiv)           A duly completed compliance certificate as of the fiscal month ended August 31, 2019:

(A)              certifying that the Loan Parties are in compliance with the provisions of Sections 5.04, and that the Minimum Value Condition is satisfied, in each case, on a pro forma basis after giving effect to the consummation of the Acquisition and the occurrence of the Initial Extensions of Credit on the Closing Date), and including in reasonable detail the calculations thereof, and

(B)               including (1) reasonably detailed calculations of Availability and Aggregate Borrowing Base (in each case, on a pro forma basis after giving effect to the consummation of the Acquisition and the occurrence of the Initial Extensions of Credit on the Closing Date), (2) a summary report of the Gross Hotel Revenues and Borrowing Base Adjusted NOI attributable to each Initial Borrowing Base Asset for the then most recently ended period of four (4) consecutive fiscal quarters for which financial statements are available, prepared on a basis consistent with the Audited Financial Statements, and (3) a year-to-date profit and loss statement for each Initial Borrowing Base Asset.

(xv)             A Notice of Borrowing relating to the Initial Extensions of Credit and, if a Borrowing of Eurodollar Rate Advances is being requested to be made on the Closing Date, a breakage indemnity letter agreement executed by the Borrower in form and substance satisfactory to the Administrative Agent, in each case, dated and delivered to the Administrative Agent at least three (3) Business Days prior to the Closing Date.

(xvi)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)                The Administrative Agent, the Arranger and the Lenders shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them, and shall have completed all due diligence with respect to the Parent and its Subsidiaries, and their respective business, operations, assets and liabilities, in scope and substance reasonably satisfactory to the Administrative Agent, the Arranger and the Lenders.

(c)                Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no Material Adverse Change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Loan Parties.

(d)                There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby.

(e)                All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(f)                 Each Guarantor shall have complied with the requirements of Section 5.02(p) and provided evidence of such compliance satisfactory to the Administrative Agent.

(g)                The Borrower shall have paid all accrued fees of the Administrative Agent and the Lenders and all reasonable, out-of-pocket expenses of the Administrative Agent.

(h)                Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(i)                  Substantially concurrently with the Initial Extensions of Credit hereunder, the Acquisition shall have been consummated in compliance with applicable law and regulatory approvals.

(j)                  (i) The Borrower and each Guarantor shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions, Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act, and (ii) if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, the Borrower shall have provided to the Administrative Agent (for further delivery by the Administrative Agent to the Lenders in accordance with its customary practice) a Beneficial Ownership Certification for the Borrower; in each case received by each requesting Person at least five (5) Business Days prior to the Closing Date to the extent such information is requested at least ten (10) Business Days prior to the Closing Date.

Section 3.02.               Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing), shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied pursuant to that Section) and such further conditions precedent that on the date of such Borrowing:

(a)                The Administrative Agent shall have received a Notice of Borrowing in accordance with the terms hereof.

(b)                The following statements shall be true:

(i)                  the representations and warranties of each Loan Party contained in Article IV or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 3.02, the representations and warranties contained in Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), respectively, of Section 5.03;

(ii)                no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing, extension or increase or (B) in the case of any Borrowing, from the application of the proceeds therefrom; and

(iii)              after giving effect to the proposed Borrowing, Availability equals or exceeds zero.

Each Notice of Borrowing (other than a Notice of Borrowing requesting only a Conversion of Advances to another Type or a continuation of Eurodollar Rate Advances) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 3.02(b) have been satisfied on and as of the date of the applicable Borrowing.

Section 3.03.               Determinations Under Section 3.01 and 3.02. Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02 in connection with the Initial Extensions of Credit, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.               Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants to the Administrative Agent and the Lenders as follows:

(a)                Organization and Powers; Qualifications and Good Standing. Each Loan Party and each of its Subsidiaries and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and is licensed and, as applicable, in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to (x) own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (y) execute, deliver and perform its obligations under the Loan Documents to which it is a party.

(b)                Subsidiaries. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, and with respect to the Guarantors are owned by such Loan Party or Subsidiaries free and clear of all Liens, except for Liens created under the Loan Documents.

(c)                Due Authorization; No Conflict. The execution and delivery by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder and the other transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.

(d)                Authorizations and Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation the transactions contemplated by the Loan Documents, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Pledge Agreement, (iii) the perfection or maintenance of the Liens created under the Pledge Agreement (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Pledge Agreement; except for (i) the filing of UCC financing statements and (ii) such authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e)                Binding Obligation. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms.

(f)                 Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

(g)                Financial Condition. The pro forma financial statements of the Parent and its Subsidiaries as of August 31, 2019 fairly present the Consolidated financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated results of operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis.  Since the date of such financial statements there has been no Material Adverse Change.

(h)                Forecasts. The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent and its Subsidiaries delivered to the Lenders pursuant to Section 3.01(a)(x) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(i)                  Full Disclosure. No information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. The Loan Parties have disclosed to the Administrative Agent, in writing, any and all existing facts that have or may have (to the extent any of the Loan Parties can now reasonably foresee) a Material Adverse Effect, provided however, that the Loan Parties are not obligated to report on the potential Material Adverse Effect of any general economic condition.

(j)                  Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)                Certain Governmental Regulations. Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries and each general partner or managing member of any Loan Party, as applicable: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)                  Materially Adverse Agreements. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect (absent a material default under a Material Contract).

(m)              No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(n)                [Intentionally Omitted].

(o)                [Intentionally Omitted].

(p)                Real Property. (i) Set forth on Part I of Schedule 4.01(p) hereto is a complete and accurate list of all Real Property owned in fee by any Loan Party or any of its Subsidiaries, showing as of the Closing Date, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, record owner and book value thereof. Each such Loan Party or Subsidiary has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens, other than existing Liens and Liens permitted under Section 5.02(a).

(ii)                Set forth on Part II of Schedule 4.01(p) hereto is a complete and accurate list of all leases of Real Property under which any Loan Party or any of its Subsidiaries is the lessee, including, without limitation, Operating Leases, showing as of the Closing Date, and as of each other date such Schedule 4.01(p) is required to be supplemented hereunder, the street address, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(q)                Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(q) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of each Loan Party and its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(i)                  Except as otherwise set forth on Part II of Schedule 4.01(q) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of each Loan Party and its Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such listed property; there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except for any non-friable asbestos-containing material that is being managed pursuant to, and in compliance with, an operations and maintenance plan and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law; and, to the knowledge of each Loan Party and its Subsidiaries, Hazardous Materials have not been released, discharged or disposed of in any material amount or in violation of any Environmental Law or Environmental Permit on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of each Loan Party and its Subsidiaries, during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(ii)                Except as otherwise set forth on Part III of Schedule 4.01(q) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect; and, with respect to any property formerly owned or operated by any Loan Party or any of its Subsidiaries, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Loan Party and its Subsidiaries, on behalf of any Loan Party or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to result in a Material Adverse Effect.

(r)                 Compliance with Laws. Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.

(s)                 Force Majeure. Neither the business nor the Assets of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Effect.

(t)                  Loan Parties’ Credit Decisions. Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(u)                Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(v)                [Intentionally Omitted].

(w)               ERISA Matters. (i) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Plans and Welfare Plans.

(i)                  No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(ii)                Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the IRS and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)              Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(iv)              Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(v)                Each plan subject to ERISA is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Single Employer Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(vi)              (A) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (B) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (C) none of any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (D) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (E) no Single Employer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan that has resulted or could reasonably be expected to result in material liability to any Loan Party.

(vii)            Each Loan Party represents and warrants as of the Closing Date that it is not a Benefit Plan.

(x)                Sanctioned Persons. None of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge any Responsible Officer of the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or any of its respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any successor to OFAC carrying out similar function or any sanctions under similar laws or requirements administered by the United States Department of State, the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions Laws”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or other Sanctions Laws (each such person a “Designated Person”). Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws.

(y)                Anti-Corruption Laws. The Loan Parties and their respective Subsidiaries and, to the knowledge of any Responsible Officer of the Borrower, all directors, officers, employees, agents or Affiliates of any Loan Party or any of its respective Subsidiaries, are in compliance in all material respects with applicable Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act.

(z)                EEA Financial Institution. Neither any Loan Party nor any of its Subsidiaries nor any general partner or managing member of any Loan Party, as applicable, is an EEA Financial Institution.

(aa)             Covered Entity. No Loan Party is a Covered Entity.

(bb)             REIT Status. The Borrower is a REIT.

(cc)             Pledge Agreement. The provisions of the Pledge Agreement are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Equity Encumbrances) on all right, title and interest of the respective Grantors in the Collateral described therein. Except as contemplated by the Pledge Agreement, no filing or other action will be necessary to perfect or protect such Liens.

(dd)             Guarantors. Each Subsidiary of the Borrower, other than Excluded Subsidiaries and other Subsidiaries that are not yet required to become Guarantors pursuant to the terms hereof, is a Guarantor.

(ee)             Borrowing Base Asset. Each Borrowing Base Asset included in any calculation of the Aggregate Borrowing Base Asset Value is, at the time of such calculation, an Eligible Asset.

Article V
COVENANTS OF THE LOAN PARTIES

Section 5.01.               Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

(a)                Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

(b)                Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and (ii) all lawful claims that, if unpaid, might by law become a Lien upon any Borrowing Base Asset or any Collateral (in each case, other than Permitted Equity Encumbrances and Permitted Property Encumbrances, as applicable).

(c)                Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all Environmental Laws; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

(d)                Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate.

(e)                Preservation of Partnership or Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except, in the case of Subsidiaries of the Borrower that are not Loan Parties only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such existence, legal structure, legal name, rights, permits, licenses, approvals, privileges and franchises and such failure is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of any transaction by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).

(f)                 Visitation Rights. At any reasonable time and from time to time, permit any of the Administrative Agent or Lenders, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants; provided that (i) so long as no Event of Default has occurred and is continuing, (x) no more than one (1) such visit and inspection by the Administrative Agent during any year shall be at the expense of the Borrower and (y) any such visit and inspection by a Lender shall be at the sole expense of such Lender and (ii) when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(g)                Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h)                Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)                  Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Borrower and/or one or more of the Guarantors) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, provided however, that all transactions pursuant to any operating leases that are in the standard form of operating lease used by the Borrower’s Subsidiaries, shall be deemed fair and reasonable.

(j)                  Covenant to Guarantee Obligations. (A) Concurrently with the delivery of Borrowing Base Asset Designation Package pursuant to Section 5.01(k) with respect to a Proposed Borrowing Base Asset owned or leased (including pursuant to an Operating Lease) by a Subsidiary of a Loan Party or (B) within 10 days after the formation or acquisition of any new direct or indirect Subsidiary of a Loan Party, cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit D hereto, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents (collectively, the “Guarantor Deliverables”).

(k)                Information Regarding Collateral. The Borrower shall, and shall cause each Grantor to, provide the Administrative Agent not less than ten (10) Business Days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, before effecting any change (i) in any Grantor’s legal name, (ii) in any Grantor’s identity or organizational structure, (iii) in any Grantor’s U.S. taxpayer identification number or organizational identification number, if any, or (iv) in any Grantor’s jurisdiction of organization or incorporation (in each case, including by a Transfer, merger with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction). Such notice shall clearly describe such change and provide such other information in connection therewith as the Administrative Agent may reasonably request. In addition, prior to any such change, the Borrower shall, and shall cause each Grantor to, take all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. The Borrower hereby agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described above in this section. Notwithstanding the foregoing or anything else to the contrary contained herein or in any other Loan Document, the Borrower agrees that it will, and will cause each other Grantor to, at all times maintain its jurisdiction of organization one of the States within the United States of America or the District of Columbia.

(l)                  Further Assurances. (i) Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii)                Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, file, and re-file such certificates, assurances and take such other actions as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by the Pledge Agreement, (C) to perfect and maintain the validity, effectiveness and priority of the Pledge Agreement and any of the Liens intended to be created thereunder and (D) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(m)              Performance of Material Contracts. Perform and observe, and cause each of its Subsidiaries to perform and observe, all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in material accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent, and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so. Notwithstanding the above, nothing in this subsection (m) shall prohibit or reduce the rights of any Loan Party or any of their Subsidiaries to enter into, terminate, modify, amend, renew or otherwise deal with any Material Contract to the extent the same does not cause a Borrowing Base Asset to not continue to meet the Eligible Asset Criteria and, in the aggregate, could not be reasonably be expected to result in a Material Adverse Effect.

(n)                Compliance with Leases. (i) Make all payments and otherwise perform all material obligations in respect of all leases of real property to which the Parent or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except, in the case of the Borrower and Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualifying Ground Lease or an Operating Lease of a Borrowing Base Asset and could not otherwise reasonably be expected to result in a Material Adverse Effect), notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(ii)                With respect to any Qualifying Ground Lease related to any Borrowing Base Asset:

(A)               pay when due the rent and other amounts due and payable thereunder (subject to applicable cure or grace periods);

(B)               timely perform and observe all of the material terms, covenants and conditions required to be performed and observed by it as tenant thereunder (subject to applicable cure or grace periods);

(C)               do all things necessary to preserve and keep unimpaired such Qualifying Ground Lease and its rights thereunder;

(D)               diligently and continuously enforce the material obligations of the lessor or other obligor thereunder;

(E)               deliver to the Administrative Agent all default and other material notices received by it or sent by it under the applicable Qualifying Ground Lease;

(F)                upon the Administrative Agent’s reasonable written request and at reasonable intervals, unless an Event of Default shall have occurred and be continuing, in which case, upon written request at any time, provide to the Administrative Agent any information or materials relating to such Qualifying Ground Lease and evidencing the applicable Guarantor’s due observance and performance of its material obligations thereunder;

(G)               in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, ratify the legality, binding effect and enforceability of the applicable Qualifying Ground Lease within the applicable time period therefor in such proceedings, notwithstanding any rejection by such ground lessor or obligor or trustee, custodian or receiver related thereto;

(H)               at reasonable times and at reasonable intervals, deliver to the Administrative Agent (or, subject to the requirements of the subject Qualifying Ground Lease, cause the applicable lessor or other obligor to deliver to the Administrative Agent), an estoppel certificate and consent agreement in relation to such Qualifying Ground Lease in form and substance reasonably acceptable to the Administrative Agent, in its discretion, and, in the case of the estoppel certificate, setting forth (i) the name of lessee and lessor under the Qualifying Ground Lease (if applicable); (ii) that such Qualifying Ground Lease is in full force and effect and has not been modified except to the extent the Administrative Agent has received notice of such modification; (iii) that no rental and other payments due thereunder are delinquent as of the date of such estoppel; and (iv) whether such Person knows of any actual or alleged defaults or events of default under the applicable Qualifying Ground Lease;

provided, that each Loan Party hereby agrees to execute and deliver to the Administrative Agent, within ten (10) days of any request therefor, such documents, instruments, agreements, assignments or other conveyances reasonably requested by the Administrative Agent in connection with or in furtherance of any of the provisions set forth above or the rights granted to the Administrative Agent in connection therewith.

(o)                [Intentionally Omitted].

(p)                Management Agreements. At all times cause each Borrowing Base Asset to be managed and operated by an Approved Manager or any other property manager approved by the Administrative Agent pursuant to a Management Agreement approved by the Required Lenders.

(q)                [Intentionally Omitted].

(r)                 Maintenance of REIT Status. In the case of the Borrower, at all times be organized in conformity with the requirements for qualification as a REIT under the Code, and at all times continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.

(s)                 [Intentionally Omitted].

(t)                  [Intentionally Omitted].

(u)                Sanctions and Anti-Corruption Laws. Maintain in effect policies and procedures designed to promote compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions and Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act, and promptly upon the written request of the Administrative Agent, furnish to the Administrative Agent and the Lenders any information that the Administrative Agent or any Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws, the Trading with the Enemy Act and the Patriot Act.

(v)                Beneficial Ownership. Promptly following (i) any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Anti-Corruption Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation and (ii) any change in beneficial ownership of the Parent or the Borrower that would render any statement in the existing Beneficial Ownership Certification untrue or inaccurate, furnish to the Administrative Agent (for further delivery by the Administrative Agent to the Lenders in accordance with its customary practice) an updated Beneficial Ownership Certification for the Parent or the Borrower, as the case may be.

(w)               Operating Leases. Promptly (i) perform and observe all of the covenants and agreements required to be performed and observed under the Operating Leases and do all things necessary to preserve and to keep unimpaired the Loan Parties’ rights thereunder; (ii) notify the Administrative Agent of any default under the Operating Leases of which any Loan Party is aware; (iii) deliver to the Administrative Agent a copy of any notice of default or other notice received by the Loan Parties under the Operating Leases; and (iv) enforce in all respects the performance and observance of all of the covenants and agreements required to be performed or observed by the applicable lessor under each Operating Lease.

Section 5.02.               Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will, at any time:

(a)                Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to (i) any Borrowing Base Asset other than Permitted Asset Encumbrances, (ii) any Collateral other than Permitted Equity Encumbrances or (iii) any income from or proceeds of any of the foregoing; or to sign, file or authorize under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any portion of any Borrowing Base Asset (unless such description relates to a Permitted Property Encumbrance), any Collateral (unless such description relates to a Permitted Equity Encumbrance) or any income from or proceeds of any of the foregoing.

(b)                Indebtedness. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness, except:

(i)                  Indebtedness under the Loan Documents;

(ii)                unsecured trade payables incurred in the ordinary course of business;

(iii)              unsecured Indebtedness owing to the Borrower or a Guarantor by a Subsidiary of the Borrower;

(iv)              Non-Recourse Debt; provided, that, (i) no Default or Event of Default has occurred and is continuing immediately before and after the creation, incurrence, assumption or existence of such Non-Recourse Debt and (ii) immediately after giving effect to the creation, incurrence, assumption or existence of such Non-Recourse Debt the Parent and its Subsidiaries are, on a pro forma basis, in compliance with the provisions of Section 5.04.

(c)                Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date (after giving effect to the transactions contemplated by the Loan Documents); or engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, development, licensing and management of Hotel Assets in the United States consistent with the requirements of the Loan Documents, and other business activities incidental thereto.

(d)                Mergers, Etc. Merge or consolidate with or into, or convey, transfer (except as permitted by Section 5.02(e)), lease (but not including entry into Operating Leases between Guarantors and TRS Lessees) or otherwise dispose of (whether in one transaction or in a series of transactions or pursuant to a Division) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or Divide, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary may merge or consolidate with or into, or dispose of assets to (including pursuant to a Division) any other Subsidiary (provided that if one or more of such Subsidiaries is a Loan Party, a Loan Party shall be the surviving entity) and (ii) any Subsidiary that is not a Loan Party may merge with any Person that is not a Loan Party, in each case so long as no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and the requirements in Section 5.02(p) shall still be complied with. Notwithstanding any other provision of this Agreement, (y) any Subsidiary of the Borrower (other than any such Subsidiary that is the direct owner of a Borrowing Base Asset) may liquidate, dissolve or Divide if the Borrower determines in good faith that such liquidation, dissolution or Division is in the best interests of the Borrower and the assets or proceeds from the liquidation, dissolution or Division of such Subsidiary are transferred to the Borrower or a Guarantor, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) the Borrower or any Subsidiary thereof shall be permitted to effect any Transfer of Assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than any Equity Interests that constitute Collateral) that owns such Assets so long as Section 5.02(e) would otherwise permit the Transfer of all Assets owned by such Person at the time of such sale or transfer of such Equity Interests. Upon the sale or transfer of Equity Interests in any Person that is a Guarantor permitted under clause (z) above, so long as each of the Release Conditions with respect to the release of such Guarantor shall have been satisfied, the Administrative Agent shall, upon the request of, and at the expense of, the Borrower, release such Guarantor from the Guaranty, release the pledge of Equity Interests in such Guarantor granted pursuant to the Pledge Agreement and execute and deliver such documents and instruments as the Borrower may reasonably request to evidence the release of such Guarantor from the Guaranty and the release the pledge of Equity Interests in such Guarantor granted pursuant to the Pledge Agreement, which documents and instruments shall be reasonably satisfactory to the Administrative Agent.

(e)                Sales, Etc. of Assets. Sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of (including pursuant to a Division), or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of (including pursuant to a Division), or grant any option or other right to purchase, lease or otherwise acquire (each such action, including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any Asset or Assets (or any direct or indirect Equity Interests in the owner thereof), in each case other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(A)               the Transfer of any Asset or Assets, including unimproved land, that are not Borrowing Base Assets from any Loan Party to another Loan Party or from a Subsidiary the Borrower to another Subsidiary of the Borrower,

(B)               the Transfer of any Asset or Assets that are not Borrowing Base Assets to any Person that is not a Loan Party, provided that the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to such Transfer, on or prior to the date of such Transfer or designation, as the case may be,

(C)               the Transfer of any property constituting a Borrowing Base Asset or Collateral so long as each of the Release Conditions with respect to such Transfer have been satisfied, and

(D)               the Transfer of (1) obsolete or worn out FF&E in the ordinary course of business or (2) inventory in the ordinary course of business, which FF&E or inventory, as the case may be, is used or held in connection with a Borrowing Base Asset.

Following (x) a Transfer of all Borrowing Base Assets owned or leased by a Guarantor in accordance with Section 5.02(e)(C) or (y) the designation by a Guarantor of all Borrowing Base Assets owned or leased by it as non-Borrowing Base Assets pursuant to Section 5.02(e)(C), upon the request of, and at the expense of, the Borrower, so long as each of the Release Conditions with respect to the release of such Guarantor has been satisfied, the Administrative Agent shall, release such Guarantor from the Guaranty and execute and deliver such documents and instruments as the Borrower may reasonably request to evidence the release of such Guarantor from the Guaranty, which documents and instruments shall be reasonably satisfactory to the Administrative Agent.

(f)                 Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:

(i)                 Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments (including pursuant to a Division) in Subsidiaries and, in the case of the Loan Parties and their Subsidiaries (and Joint Ventures in which such Loan Parties and Subsidiaries hold any direct or indirect interest), Investments in Assets (including by asset or Equity Interest acquisitions, investments in Joint Ventures or Divisions);

(ii)               Investments in Cash Equivalents;

(iii)              Investments consisting of intercompany Indebtedness permitted under Section 5.02(b)(ii);

(iv)              Investments consisting of the following items:

(A)               Investments in unimproved land, Real Property that does not constitute Hotel Assets (it being understood this clause (A) shall not be interpreted to restrict Investments in Hotel Assets), and Development Assets (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement),

(B)               Investments in Joint Ventures of any Loan Party, and

(C)               Loans, advances and extensions of credit (including, without limitation, mezzanine loans) to any Person;

(v)                Investments outstanding on the date hereof in Subsidiaries that are not wholly-owned by any Loan Party;

(vi)              [intentionally omitted];

(vii)            To the extent permitted by applicable law, loans or other extensions of credit to officers, directors and employees of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes, which Investments shall not exceed at any time $1,000,000 in the aggregate for all Loan Parties;

(viii)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount for all Loan Parties not to exceed at any time $5,000,000; and

(ix)              Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

(g)                Restricted Payments. In the case of the Parent and the Borrower, without the prior consent of the Required Lenders, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, including, in each case, by way of a Division (collectively, “Restricted Payments”); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the Parent and the Borrower may make Restricted Payments without the prior consent of the Required Lenders to holders of Equity Interests in the Parent and the Borrower, as applicable, to the extent the same would not result in a Default under any provision of this Agreement.

(h)                Amendments of Organization Documents. Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, any of its Organization Documents, provided that (1) any amendment to any such constitutive document that would be adverse to any of the Lenders or would materially impair the rights or interests of the Administrative Agent or any Lender in any Collateral shall be deemed “material” for purposes of this Section; (2) any amendment to any such constitutive document that would designate such Subsidiary that is not a Loan Party as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section; and (3) in the case of Subsidiaries of the Borrower only, a Subsidiary may amend its Organization Documents if in the reasonable business judgment of such Subsidiary it is in its best economic interest to do so and such amendment is not otherwise prohibited by this Agreement and could not reasonably be expected to result in a Material Adverse Effect.

(i)                  Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j)                  Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

(k)                Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, and (ii) any agreement or instrument evidencing Non-Recourse Debt, provided that the terms of such Indebtedness, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries other than those that are borrowers or guarantors of such Non-Recourse Debt.

(l)                  Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of the Administrative Agent or any Lender, or permit any of its Subsidiaries to do any of the foregoing, in each case taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract, and in the case of (i) a Material Contract not affecting any Borrowing Base Asset, in a manner that could reasonably be expected to have a Material Adverse Effect, and (ii) a Material Contract affecting any Borrowing Base Asset, in a manner that could reasonably be expected to result in a Borrowing Base Asset not continuing to meet all of the Eligible Asset Criteria.

(m)              Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any Negative Pledge upon any of its property or assets, except (i) pursuant to the Loan Documents or (ii) in connection with (A) any Non-Recourse Debt, provided that the terms of such Non-Recourse Debt, and of any agreement entered into and of any instrument issued in connection therewith, do not provide for or prohibit or condition the creation of any Lien on any Asset other than the Asset financed pursuant to such Non-Recourse Debt and are otherwise permitted by the Loan Documents (provided further that any restriction of the type described in the proviso in the definition of “Negative Pledge” shall not be deemed to violate the foregoing restriction), or (B) any Capitalized Lease permitted by Section 5.02 solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.

(n)                [Intentionally Omitted].

(o)                [Intentionally Omitted].

(p)                Guarantor Requirements. Cause or permit any Guarantor to own any Real Property other than Borrowing Base Assets.

(q)                Multiemployer Plans. Neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan. No Loan Party will be or become a Benefit Plan.

(r)                 Ground Leases. With respect to any Qualifying Ground Lease related to any Borrowing Base Asset:

(i)                  waive, excuse or discharge any of the material obligations of the lessor or other obligor thereunder;

(ii)                do, permit or suffer (1) any act, event or omission which would be likely to result in a default or permit the applicable lessor or other obligor to terminate or exercise any other remedy with respect to the applicable Qualifying Ground Lease or (2) any act, event or omission which, with the giving of notice or the passage of time, or both, would constitute a default or permit the lessor or such other obligor to exercise any other remedy under the applicable Qualifying Ground Lease;

(iii)              cancel, terminate, surrender, modify or amend any of the provisions of any such Qualifying Ground Lease or agree to any termination, amendment, modification or surrender thereof without the prior written consent of the Administrative Agent;

(iv)              permit or consent to the subordination of such Qualifying Ground Lease to any mortgage or other leasehold interest of the premises related thereto; or

(v)                treat, in connection with the bankruptcy or other insolvency proceedings of any ground lessor or other obligor, any Qualifying Ground Lease as terminated, cancelled or surrendered pursuant to Bankruptcy Law without the Administrative Agent’s prior written consent.

(s)                 Transactions with Affiliates. Enter into any transaction with its Affiliates except (i) with respect to Assets which are not Borrowing Base Assets, transactions occurring in the ordinary course of the business of owning and operating hotels, the Lenders agree that operating leases, loans, and guaranties of indebtedness are all in the ordinary course of business and (ii) with respect to Borrowing Base Assets, subject to the consent of the Administrative Agent, not to be unreasonably withheld, transactions occurring in the ordinary course of the business of owning and operating hotels, and in each case in accordance with Section 5.01(i).

(t)                  Parent Covenants. Notwithstanding anything to the contrary contained in any Loan Document, the Parent shall not:

(i)                  directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of interests in the Borrower and, if applicable, direct interests in the Borrower, and the management of the business of the Borrower, and such activities as are incidental thereto, all of which shall be solely in furtherance of the business of the Borrower;

(ii)                own any assets other than (A) interests, rights, options, warrants or convertible or exchangeable securities of the Borrower, (B) assets that have been distributed to the Parent by its Subsidiaries in accordance with Section 5.02 that are held for ten (10) Business Days or less pending further distribution to equity holders of the Parent, (C) assets received by the Parent from third parties (including the proceeds from any issuance and sale by the Parent of any its Equity Interests), that are held for ten (10) Business Days or less pending contribution of same to the Borrower, (D) such bank accounts or similar instruments as it deems necessary to carry out its responsibilities under the Organization Documents of the Borrower and (E) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Borrower and its Subsidiaries, but which shall in no event include any Equity Interests other than those permitted in clauses (A) and (C) of this sentence;

(iii)              incur any Indebtedness;

(iv)              make any Investments other than as contemplated in clause (ii) of this Section 5.02(t);

(v)                permit any Liens on any of its assets other than Liens in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry.

Nothing in this Section 5.02(t) shall prevent the Parent from (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Loan Documents, (iii) any public offering of its common stock or any other issuance or sale of its Equity Interests, (iv) the payment of dividends, (v) making contributions to the capital of the Borrower, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent and the Borrower, (vii) providing indemnification to officers, managers and directors and (viii) any activities incidental to the foregoing.

(u)                Sanctioned Persons. Directly or indirectly use or permit or allow any of its Subsidiaries to directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any Designated Person or in any manner that would cause any of such persons to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Loan Parties that are used to pay any amount due pursuant to this Agreement or the other Loan Documents shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws.

Section 5.03.               Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent and the Lenders in accordance with Section 9.02(b):

(a)                Default Notice. As soon as possible and in any event within five Business Days after the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Borrower setting forth details of such Default or such event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b)                Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent and its Consolidated Subsidiaries, including therein Consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by an unqualified opinion acceptable to the Required Lenders of KPMG LLP, Ernst & Young LLP or other independent public accountants of recognized standing reasonably acceptable to the Administrative Agent, together with (i) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto.

(c)                Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2020), Consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)                Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.03(b) and (c) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2019), a duly completed Compliance Certificate (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) certifying that the Loan Parties are in compliance with the provisions of Sections 5.04, and that the Minimum Value Condition is satisfied, in each case, including in reasonable detail the calculations thereof, and including (i) a summary report of the Gross Hotel Revenues and Borrowing Base Adjusted NOI attributable to each Borrowing Base Asset, and (ii) a year-to-date profit and loss statement for each Borrowing Base Asset.

(e)                Borrowing Base Asset Financials. As soon as available and in any event within 45 days after the end of each quarter, financial information in respect of each Borrowing Base Asset individually and in respect of the Borrowing Base Pool, in form and detail reasonably satisfactory to the Administrative Agent and STR reports on Borrowing Base Assets.

(f)                 Annual Budgets. As soon as available and in any event within 45 days after the end of each Fiscal Year, (i) a projected cash flow analysis of each Borrowing Base Asset prepared by management of the Borrower, including an operating expense and capital expenditures budget for such Borrowing Base Asset for the next succeeding 12 consecutive months and (ii) forecasts for the Parent and its Subsidiaries on a consolidated basis prepared by management of the Parent, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis, for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(g)                Material Events. Prompt notice to the Administrative Agent (i) promptly upon obtaining knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation1 of the Parent or any Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving any Loan Party or any Subsidiary or any of their respective properties and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Subsidiary, including pursuant to any applicable Environmental Laws.

(h)                Changed in Accounting or Financial Reporting. Prompt notice to the Administrative Agent of any material change in accounting policies or financial reporting practices by the Parent or any Subsidiary.

(i)                  Real Property. As soon as available and in any event within 45 days after the end of each fiscal quarter of each Fiscal Year, a report supplementing Schedule 4.01(p) hereto, including an identification of all owned and leased real property acquired or disposed of by any Loan Party or any of its Subsidiaries during such fiscal quarter and a description of such other changes in the information included in Section 4.01(p) as may be necessary for such Schedule to be accurate and complete.

(j)                  ERISA. Prompt Notice to the Administrative Agent of the occurrence of any ERISA Event or of any Loan Party becoming a Benefit Plan.

(k)                Environmental Conditions. Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is legally required to report in writing to any Governmental Authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Asset in compliance with Environmental Laws, (B) Hazardous Materials contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any Joint Venture could reasonably be expected to incur material liability or for which a Lien may be imposed on any Asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Borrowing Base Asset or could reasonably be expected to result in a Lien against any Borrowing Base Asset.

(l)                  Borrowing Base Asset Value. Promptly after discovery of any setoff, claim, withholding or defense asserted or effected against any Loan Party, or to which any Borrowing Base Asset is subject, which could reasonably be expected to (i) have a material adverse effect on the value of a Borrowing Base Asset, (ii) have a Material Adverse Effect or (iii) result in the imposition or assertion of a Lien against any Borrowing Base Asset which is not a Permitted Asset Encumbrance, notice to the Administrative Agent thereof.

1 Any Contractual Obligation the breach of which would have a Material Adverse Effect should be picked up in this clause.

(m)              Eligible Asset Criteria. Promptly after obtaining actual knowledge of any condition or event which causes any Borrowing Base Asset to fail to continue to satisfy any of the Eligible Asset Criteria (other than those Eligible Asset Criteria, if any, that have theretofore been waived by the Administrative Agent and the Required Lenders with respect to any particular Borrowing Base Asset, to the extent of such waiver), notice to the Administrative Agent thereof.

(n)                [Intentionally Omitted].

(o)                Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in Section 4.01(g) and forecasts referred to in Section 4.01(h), the Consolidated and consolidating financial statements and forecasts of the Parent and its Subsidiaries delivered pursuant to Section 5.03(b), (c) or (f) will differ in any material respect from the Consolidated and consolidating financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements or forecasts pursuant to Section 5.03(b), (c) or (f) following such change, Consolidated and consolidating financial statements and forecasts of the Parent and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) if requested by Administrative Agent, a written statement of the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements and forecasts had been prepared without giving effect to such change.

(p)                Material Contract. As soon as available, a copy of any Material Contract entered into with respect to any Borrowing Base Asset after the date hereof.

(q)                Other Information. Promptly, such other information respecting, and which is reasonably foreseeable to be material to, the business, condition (financial or otherwise), operations, performance, properties, including with respect to the Borrowing Base Assets or Collateral, or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

Section 5.04.               Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have, at any time after the Initial Extensions of Credit, any Commitment hereunder, the Loan Parties will not permit:

(a)                Maximum Leverage Ratio. the Leverage Ratio, as of each Test Date, to exceed 55%.

(b)                Minimum Consolidated Tangible Net Worth: Consolidated Tangible Net Worth at any time to be less than the sum of (a) $100,000,000, plus (b) an amount equal to 75% of the net cash proceeds received by the Parent or a Subsidiary thereof from issuances or sales of Equity Interests of the Parent or any of its Subsidiaries consummated after the Closing Date.

(c)                Minimum Consolidated Fixed Charge Coverage Ratio. the Consolidated Fixed Charge Coverage Ratio, as of each Test Date, to be less than 1.50:1.00.

(d)                Maximum Secured Leverage Ratio. the ratio of Secured Indebtedness (excluding Indebtedness arising under this Agreement) to Total Asset Value, as of each Test Date, to exceed 40%.

To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on any date of determination other than the last day of a fiscal quarter of the Borrower, such calculations shall be made on a pro forma basis to account for any acquisitions or dispositions of Assets (including in respect of revenues generated by such acquired or disposed of Assets), and the incurrence or repayment of any Debt for Borrowed Money relating to such Assets, that have occurred since the last day of the fiscal quarter of the Borrower most recently ended. To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on a Test Date relating to an Advance, a merger permitted under Section 5.02(d), or a Transfer permitted under Section 5.02(e)(C), such calculations shall be made on a pro forma basis after giving effect to such Advance, merger, Transfer or such other event, as applicable. All such calculations shall be reasonably acceptable to the Administrative Agent.

Article VI
EVENTS OF DEFAULT

Section 6.01.               Events of Default. Any of the following shall constitute an event of default (“Events of Default”):

(a)                Failure to Make Payments When Due. (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three Business Days after the same becomes due and payable or (iii) or any Loan Party shall fail to make any other payment under any Loan Document within five Business Days after the same becomes due and payable.

(b)                Breach of Representations and Warranties. Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)                Breach of Certain Covenants. (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (f), (i), (j), (n) (to the extent such failure would permit the lessor under the applicable Qualifying Ground Lease or Operating Lease to terminate such lease), (u) or (v), 5.02, 5.03(a), (g), (k), (l), (m), or 5.04, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.03(b), (c), (e), (f), (i), (o), or (p) if such failure described in this clause (ii) shall remain unremedied for 15 days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by any Agent or any Lender or (iii) any Grantor fails to perform or observe any term, covenant or agreement contained in the Pledge Agreement to which it is a party; or

(d)                Other Defaults under Loan Documents. Any Loan Party shall fail to perform or observe any other term, covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e)                Cross Defaults. (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof.

(f)                 Insolvency Events. Any Loan Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent (including any Bail-In Action), or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (f); provided, however, that, if any of the events or circumstances described in this subsection (f) occur or exist with respect to a Subsidiary of the Borrower that is not a Loan Party (a “Debtor Subsidiary”), such event(s) or circumstance(s) shall not constitute a Default or an Event of Default so long as (i) such Debtor Subsidiary has no other Debt other than Non-Recourse Debt, (ii) such event(s) or circumstance(s) have not resulted in, and will not result in, any material liability, either individually or in the aggregate, to the Parent, the Borrower or any of their Subsidiaries (exclusive of the Debtor Subsidiary), and (iii) the total assets of such Debtor Subsidiary do not exceed $10,000,000 as of the date such event(s) occur or such circumstance(s) first exist; and (iv) no court of competent jurisdiction has issued an order substantively consolidating the assets and liabilities of such Debtor Subsidiary with those of any other Person; or

(g)                Monetary Judgments. Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $10,000,000 shall be rendered against any Loan Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)                Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Loan Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)                  Unenforceability of Loan Documents. Any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or

(j)                  Pledge Agreement. The Pledge Agreement shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Equity Encumbrances) on the Collateral purported to be covered thereby; or

(k)                Change of Control. A Change of Control shall occur; or

(l)                  ERISA Events. (i) Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000, (ii) an ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC, which liability individually or in an aggregate would reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which liability in the aggregate would reasonably be expected to result in a Material Adverse Effect, or (iii) any Loan Party shall be or become a Benefit Plan; or

(m)              REIT Status. The Borrower shall for any reason, fail to maintain its status as a REIT, after taking into account any cure provisions set forth in the Code that are complied with by the Borrower.

Section 6.02.               Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under any Bankruptcy Law, (y) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (z) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties.

Section 6.03.               Application of Funds. After the exercise of remedies provided for in Section 6.02 (or after the Advances have automatically become immediately due and payable as set forth in the proviso to Section 6.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 9.10, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.09, 2.10, 2.12, or 9.04(c)) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2.09, 2.10, 2.12, or 9.04(c)), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances and Obligations then owing under Guaranteed Hedge Agreements, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Notwithstanding the foregoing, Obligations arising under Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank. Each Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

Article VII
GUARANTY

Section 7.01.               Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, in each case exclusive of all Excluded Swap Obligations (such guaranteed Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection.

(b)                Each Guarantor, the Administrative Agent and each other Lender and, by its acceptance of the benefits of this Guaranty, each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Voidable Transactions Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lenders and, by their acceptance of the benefits of this Guaranty, the other Lenders hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)                Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

Section 7.02.               Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)                any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)                any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c)                any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)                any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)                any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)                 any failure of the Administrative Agent or any other Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Lender (each Guarantor waiving any duty on the part of the Administrative Agent and each other Lender to disclose such information);

(g)                the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)                any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 7.03.               Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)                Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)                Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)                [Intentionally Omitted].

(e)                Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Lender.

(f)                 Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04.               Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Guaranteed Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the termination in whole of the Commitments and (c) the latest date of expiration or termination of all Guaranteed Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the termination in whole of the Commitments shall have occurred and (iv) all Guaranteed Hedge Agreements shall have expired or been terminated, the Administrative Agent and the other Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 7.05.               Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

Section 7.06.               Indemnification by Guarantors. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Lenders under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, the Arranger, each Lender and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b)                Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

Section 7.07.               Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a)                Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless required pursuant to Section 7.07(d), no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)                Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)                Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)                Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 7.08.               Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the termination in whole of the Commitments and (iii) the latest date of expiration or termination of all Guaranteed Hedge Agreements, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Lenders and their successors, transferees and assigns.

Section 7.09.               Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Guaranteed Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.09 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.09, or otherwise in respect of the Guaranteed Obligations, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.09 constitute, and this Section 7.09 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article VIII
THE ADMINISTRATIVE AGENT

Section 8.01.               Appointment and Authority. Each of the Lenders (in its capacities as a Lender and on behalf of itself and its Affiliates as potential Hedge Banks) hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02.               Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03.               Exculpatory Provisions. The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable:

(a)                shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)               shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)               shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)                shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e)                shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04.               Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.               Indemnification by Lenders. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)                [intentionally omitted].

(c)                For purposes of this Section 8.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective Commitments at such time. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 8.06.               Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.07.               Resignation of Administrative Agent.

(a)                The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.12(f) and (g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.07). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 8.08.               Non-Reliance on the Administrative Agent, the Arranger and the Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 8.09.               No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Bookrunner nor the Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 8.10.               Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 9.04) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.11.               Guaranty and Collateral Matters. Without limiting the provisions of Section 8.10, each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Guaranteed Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.01; and

(b)                to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary, in each case, as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any item of Collateral or any Guarantor from its obligations under the Guaranty pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Pledge Agreement or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.11.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 8.12.               Guaranteed Hedge Agreements. No Hedge Bank that obtains the benefits of Section 6.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or the Pledge Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

Article IX
MISCELLANEOUS

Section 9.01.               Amendments, Etc. (a) Subject to Section 2.09(c) and the last paragraph of this Section 9.01, no amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the applicable Loan Parties, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(i)                  no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(A)               modify the definition of Required Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; provided that such terms and provisions may be amended in connection with the establishment of any Incremental Term Loan Facility, with the consent of the Administrative Agent and the Lenders providing commitments for such Incremental Term Loan Facility, so long as such payments continue to be based on each Lender’s Pro Rata Share with respect to the Facilities in which it participates;

(B)               (i) release the Borrower with respect to the Obligations or (ii) except to the extent expressly permitted under this Agreement, reduce or limit the obligations of any Guarantor under Article VII or release any Guarantor or otherwise limit any Guarantor’s liability with respect to the Guaranteed Obligations,

(C)               permit the Loan Parties to encumber any of the Collateral or release all or substantially all of the Collateral in any transaction or series of related transactions, except, in each case, as expressly permitted in the Loan Documents,

(D)               amend this Section 9.01,

(E)               increase the Commitments of the Lenders or subject the Lenders to any additional obligations (except as set forth in Section 2.17),

(F)                forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder,

(G)               postpone or extend any date fixed for any payment of principal of, or interest on, any of the Advances or any fees or other amounts payable hereunder, or

(H)               extend the Termination Date in respect of any Facility (except as provided by Section 2.16);

(I)                 change Section 2.13 or Section 6.03 in a manner that would alter the pro rata sharing of payments required thereby;

(ii)                only the written consent of each Lender under the applicable Facility shall be required to the extent such amendment, waiver or consent shall change the definition of “Required Revolving Lenders,” “Required Term Loan Lenders or “Required Incremental Term Loan Lenders”;

(iii)              only the written consent of the Required Revolving Lenders shall be required to amend, waive or otherwise modify any of the conditions precedent set forth in Section 3.02 with respect to any Borrowing under the Revolving Credit Facility; and

(iv)              only the written consent of (i) the Required Term Loan Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Term Lender to assign any of its rights or obligations hereunder, (ii) the Required Incremental Term Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Incremental Term Lender to assign any of its rights or obligations hereunder, and (iii) the Required Revolving Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Revolving Lender to assign any of its rights or obligations hereunder;

provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (y) the Fee Letter may only be amended, and the rights or privileges thereunder may only be waived, in a writing executed by each of the parties thereto.

Notwithstanding the fact that the consent of all of the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Advances, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Notwithstanding anything to the contrary herein,

(i)                  no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Advances may not be extended, the rate of interest on any of its Advances may not be reduced and the principal amount of any of its Advances may not be forgiven, in each case, without the consent of such Defaulting Lender and (ii) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(ii)                the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any Lender or other Loan Party), amend, modify or supplement this Agreement and any other Loan Document (and such amendment, modification or supplement shall become effective without any further action or consent of any other party to this Agreement);

(I)                 if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement, or

(II)               to add a “Guarantor” in accordance with the applicable provisions of this Agreement and the other Loan Documents; and

(iii)              this Agreement may be amended with the written consent of the Administrative Agent and the Borrower (i) to add one or more Incremental Facilities to this Agreement subject to the limitations in Section 2.17 and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing Advances and Commitments hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing Advances and Commitments hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent, the Lenders providing such Incremental Facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

(b)                In the event that the Borrower is entitled to replace a Lender pursuant to the provisions of Section 2.10(h), or if any Lender is a Defaulting Lender or any Lender (a “Non-Consenting Lender”) shall refuse to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, then the Borrower shall have the right, at its sole expense and effort, upon written demand to such Lender and the Administrative Agent, in the case of a Non-Consenting Lender, given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.10 and 2.12) and obligations under this Agreement and the related Loan Documents and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld) (a “Replacement Lender”), provided that

(i)                  the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.06(b);

(ii)                such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)              in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)              such assignment does not conflict with Applicable Laws; and

(e)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 9.01(b) may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 9.01(b) to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

Section 9.02.               Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                  if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and

(ii)                if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below, shall be effective as provided in such clause (b).

(b)                Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of communications through the Platform and understands and assumes the risks of such distribution. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's, any Loan Party's or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)                Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or its securities for purposes of United States Federal or state securities laws.

(e)                The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.03.               No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04.               Costs and Expenses; Indemnification. (a) Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising the Administrative Agent or the Arranger as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for the Administrative Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to any of the Loan Documents, and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Arranger and each Lender in connection with any work-out or the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).

(b)                Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against the Administrative Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c)                Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)                  any continuation, conversion, payment or prepayment of any Advance other than a Base Rate Advance or a LIBOR Floating Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)                any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than a Base Rate Advance or a LIBOR Floating Rate Advance on the date or in the amount notified by the Borrower; or

(iii)              any assignment of a Eurodollar Rate Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to any provision hereof;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this clause (c), each Lender shall be deemed to have funded each Eurodollar Rate Advance made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

(d)                If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e)                Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.09,  2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 9.05.               Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower or any other party to a Loan Document against any and all of the Obligations of the Borrower or such other party now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or any Note or Notes and although such obligations may be unmatured; provided, however, that in the event that any Defaulting Lender shall exercise any such right of set-off hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall promptly provide to the Administrative Agent a written notice describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Administrative Agent and each Lender agrees promptly to notify the Borrower or such other party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

Section 9.06.               Successors and Assigns.

(a)       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 9.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 9.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in clause (b)(i)(A) of this Section 9.06, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000.000, in the case of any assignment in respect of the Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not apply to prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis

(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 9.06 and, in addition:

(A)       the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)       Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)       No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vi)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)       Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 9.06, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.12, 8.05 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.06.

(c)       Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)       Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.12 and 9.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.10(g) and (h) and 9.01(b) as if it were an assignee under clause (b) of this Section 9.06 and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.12, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 2.10(g) and (h) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.07.               Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.08.               Execution in Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 9.09.               Integration. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Without limiting the foregoing: THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 9.10.               Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                  such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Lenders, Required Term Loan Lenders and Required Incremental Term Loan Lenders.

(ii)                any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 3.01 and 3.02, as applicable, were satisfied (or waived in writing), such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any of the Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 9.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)              No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with their Pro Rata Share of the Commitments under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)                [intentionally omitted].

(d)                [intentionally omitted].

(e)                The Borrower may terminate the Unused Revolving Credit Commitment of any Lender that is a Defaulting Lender upon not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 9.10(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 9.11.               Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.11, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or (z) is independently discovered or developed by a party hereto without utilizing any Information received from a Loan Party or violating the terms of this Section 9.11. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 9.11, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary, provided that, in the case of information received from the Parent or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 9.12.               Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                  such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

(ii)                the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement, or

(iii)              (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Advances, the Commitments and this Agreement.

(b)                In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 9.13.               Patriot Act Notification. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 9.14.               Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in City, County and State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)                Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.15.               Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

Section 9.16.               WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 9.17.               Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                  a reduction in full or in part or cancellation of any such liability;

(ii)                a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)              the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.18.               Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)                As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

SUMMIT JV MR 1, LLC,
a Delaware limited liability company

By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

PARENT:

SUMMIT HOSPITALITY JV, LP,
a Delaware limited partnership

By:	Summit Hotel GP 2, LLC,
a Delaware limited liability company
Its:	general partner

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

GUARANTORS:

SILVERTHORNE JV BR 147, LLC,
a Delaware limited liability company

By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

SILVERTHORNE JV 147, LLC,
a Delaware limited liability company

By:	Silverthorne JV BR 147, LLC,
a Delaware limited liability company
Its:	sole member

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

SUMMIT HOTEL TRS 147-A, INC.,
a Delaware corporation

By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

SILVERTHORNE JV BR 148, LLC,
a Delaware limited liability company

By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

SILVERTHORNE JV 148, LLC,
a Delaware limited liability company

By:	Silverthorne JV BR 148, LLC,
a Delaware limited liability company
Its:	sole member

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

HGI SAN FRAN JV BR 149, LLC,
a Delaware limited liability company

By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

HGI SAN FRAN JV 149, LLC,
a Delaware limited liability company

By:	HGI San Fran JV BR 149, LLC,
a Delaware limited liability company
Its:	sole member

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

SUMMIT HOTEL TRS 149, INC.,
a Delaware corporation

By:	/s/ Christopher Eng
Name:	Christopher Eng
Title:	Secretary

SUMMIT HOTEL TRS 149, LLC,
a Delaware limited liability company

By:	Summit Hotel TRS 149, Inc.,
a Delaware corporation
Its:	sole member

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

HGI SAN JOSE JV BR 150, LLC,
a Delaware limited liability company

By:	/s/ Christopher Eng
Name:	Christopher Eng
Title:	Secretary

HGI SAN JOSE JV 150, LLC,
a Delaware limited liability company

By:	HGI San Jose JV BR 150, LLC,
a Delaware limited liability company
Its:	sole member

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

SUMMIT HOTEL TRS 150, INC.,
a Delaware corporation

By:	/s/ Christopher Eng
Name:	Christopher Eng
Title:	Secretary

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

SUMMIT HOTEL TRS 150, LLC,
a Delaware limited liability company

By:	Summit Hotel TRS 150, Inc.,
a Delaware corporation
Its:	sole member

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

RI PORT RIVER JV BR 151, LLC,
a Delaware limited liability company

By:	/s/ Christopher Eng
Name:	Christopher Eng
Title:	Secretary

RI PORT RIVER JV 151, LLC,
a Delaware limited liability company

By:	RI Port River JV BR 151, LLC,
a Delaware limited liability company
Its:	sole member

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

SUMMIT HOTEL TRS 151, INC.,
a Delaware corporation

By:	/s/ Christopher Eng
Name:	Christopher Eng
Title:	Secretary

SUMMIT HOTEL TRS 151, LLC,
a Delaware limited liability company

By:	Summit Hotel TRS 151, Inc.,
a Delaware corporation
Its:	sole member

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

RI PORT HILLSBORO JV BR 152, LLC,
a Delaware limited liability company

By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

RI PORT HILLSBORO JV 152, LLC,
a Delaware limited liability company

By:	RI Port Hillsboro JV BR 152, LLC,
a Delaware limited liability company
Its:	sole member

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

SUMMIT HOTEL TRS 152, INC.,
a Delaware corporation

By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

SUMMIT HOTEL TRS 152, LLC,
a Delaware limited liability company

By:	Summit Hotel TRS 152, Inc.,
a Delaware corporation

Its:	sole member

	By:	/s/ Christopher Eng
	Name:	Christopher Eng
	Title:	Secretary

(Signatures continued on next page)

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Agreed as of the date first above written:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Denise Jones
	Name:	Denise Jones
	Title:	Vice President

(Signatures continued on next page)

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/Kyle Pearson
	Name:	Kyle Pearson
	Title:	Vice President

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule I - Commitments

Name of Initial Lender / Initial Issuing Bank	Revolving Credit Commitment	Term Loan Commitment
Bank of America, N.A.	$125,000,000	$75,000,000
Total Commitment	$125,000,000	$75,000,000

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule II - [Reserved]

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule III - Approved Managers

Count       Management Company

1           Aimbridge Hospitality

1           American Liberty Hospitality, Inc.

1           Concord Hospitality Enterprises

1           Courtyard Management Corporation

1           Crestline Hotels & Resorts and affiliates

1           Fillmore Hospitality and affiliates

1           IHG Management (Maryland), LLC

1           Intercontinental Hotels Group Resources, Inc.

1           Intermountain Management, LLC

1           Interstate Management Company, LLC

1           Kana Hotels, Inc.

1           Magna Hospitality Group

1           OTO Development, LLC

1           Park Place Hospitality

1           Pillar Hotels and Resorts, LP

1           Residence Inn by Marriott, Inc.

1           Sage Hospitality and affiliates

1           Select Hotels Group, LLC

1           Springhill SMC Corporation

1           Stonebridge Realty Advisors, Inc.

1           White Lodging Services Corporation

21

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule 3.01(a)(iv) – Initial Borrowing Base Assets

OWNERSHIP ENTITY	CODE	PROPERTY NAME	CLASS	ROOMS	STREET ADDRESS	CITY	COUNTY	STATE	ZIP CODE	FRANCHISOR	STR CHAIN SCALE	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"
Silverthorne JV 147, LLC	147	Hampton Inn & Suites - Silverthorne	Acquisition	88	177 Meraly Way	Silverthorne	Summit	CO	80498	Hilton Worldwide	Upscale	Summit Hotel TRS 147-A, Inc.	Summit Hotel TRS 147-A, Inc.
HGI San Fran JV 149, LLC	149	Hilton Garden Inn - San Francisco Airport North	Acquisition	169	670 Gateway Boulevard	San Francisco	San Francisco	CA	94080	Hilton Worldwide	Upscale	Summit Hotel TRS 149, Inc.	Summit Hotel TRS 149, LLC
HGI San Jose JV 150, LLC	150	Hilton Garden Inn - San Jose / Milpitas	Acquisition	161	30 Ranch Drive	Milpitas	Santa Clara	CA	95035	Hilton Worldwide	Upscale	Summit Hotel TRS 150, Inc.	Summit Hotel TRS 150, LLC
RI Port River JV 151, LLC	151	Residence Inn - Portland Downtown / Riverplace	Acquisition	258	2115 SW River Parkway	Portland	Multnomah	OR	97201	Marriott International	Upscale	Summit Hotel TRS 151, Inc.	Summit Hotel TRS 151, LLC
RI Port Hillsboro JV 152, LLC	152	Residence Inn - Portland / Hillsboro	Acquisition	122	10555 NE Tanasbourne Drive	Hillsboro	Washington	OR	97124	Marriott International	Upscale	Summit Hotel TRS 152, Inc.	Summit Hotel TRS 152, LLC
TOTAL		6 Hotels w/ 798 Guestrooms		798

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule 4.01(b) - Subsidiaries

Summit-GIC JV Entities	State of Origination	Taxpayer Identification #	Owner	% Interest	# Shares Authorized	# Shares Outstanding	# Shares Covered by Options, Warrants, etc.
Summit JV MR 1, LLC (1)	Delaware	84-2564262	Summit Hospitality JV, LP	100%	1	1	-
Silverthorne JV BR 147, LLC (1)	Delaware	84-2514308	Summit JV MR 1, LLC	100%	1	1	-
Silverthorne JV 147, LLC	Delaware	Disregarded	Silverthorne JV BR 147, LLC	100%	-	-	-
Summit Hotel TRS 147-A, Inc. (2)	Delaware	Disregarded	Silverthorne JV BR 147, LLC	100%	100	100	-
Silverthorne JV BR 148, LLC (1)	Delaware	84-3098296	Summit JV MR 1, LLC	100%	1	1	-
Silverthorne JV 148, LLC	Delaware	Disregarded	Silverthorne JV BR 148, LLC	100%	-	-	-
HGI San Fran JV BR 149, LLC (1)	Delaware	84-3134461	Summit JV MR 1, LLC	100%	1	1	-
HGI San Fran JV 149, LLC	Delaware	Disregarded	HGI San Fran JV BR 149, LLC	100%	-	-	-
Summit Hotel TRS 149, Inc. (2)	Delaware	84-3035019	HGI San Fran JV BR 149, LLC	100%	100	100	-
Summit Hotel TRS 149, LLC	Delaware	Disregarded	Summit Hotel TRS 149, Inc.	100%	-	-	-
HGI San Francisco F&B Trust	Delaware	Disregarded	Summit Hotel TRS 149, LLC	100%	-	-	-
HGI San Jose JV BR 150, LLC (1)	Delaware	84-3144666	Summit JV MR 1, LLC	100%	1	1	-
HGI San Jose JV 150, LLC	Delaware	Disregarded	HGI San Jose JV BR 150, LLC	100%	-	-	-
Summit Hotel TRS 150, Inc. (2)	Delaware	84-3067562	HGI San Jose JV BR 150, LLC	100%	100	100	-
Summit Hotel TRS 150, LLC	Delaware	Disregarded	Summit Hotel TRS 150, Inc.	100%	-	-	-
HGI Milpitas F&B Trust	Delaware	Disregarded	Summit Hotel TRS 150, LLC	100%	-	-	-
RI Port River JV BR 151, LLC (1)	Delaware	84-3158864	Summit JV MR 1, LLC	100%	1	1	-
RI Port River JV 151, LLC	Delaware	Disregarded	RI Port River JV BR 151, LLC	100%	-	-	-
Summit Hotel TRS 151, Inc. (2)	Delaware	84-3084474	RI Port River JV BR 151, LLC	100%	100	100	-
Summit Hotel TRS 151, LLC	Delaware	Disregarded	Summit Hotel TRS 151, Inc.	100%	-	-	-
RI Port Hillsboro JV BR 152, LLC (1)	Delaware	84-3173796	Summit JV MR 1, LLC	100%	1	1	-
RI Port Hillsboro JV 152, LLC	Delaware	Disregarded	RI Port Hillsboro JV BR 152, LLC	100%	-	-	-
Summit Hotel TRS 152, Inc. (2)	Delaware	84-3047802	RI Port Hillsboro JV BR 152, LLC	100%	100	100	-
Summit Hotel TRS 152, LLC	Delaware	Disregarded	Summit Hotel TRS 152, Inc.	100%	-	-	-

(1) Classes of shares authorized include:
- 1 Common Share / Unit
(2) Classes of shares authorized include:
- 100 Common Shares / Units

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule 4.01(p) Part I – Real Property Owned Assets

OWNERSHIP ENTITY	CODE	PROPERTY NAME	CLASS	ROOMS	STREET ADDRESS	CITY	COUNTY	STATE	ZIP CODE	FRANCHISOR	STR CHAIN SCALE	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"
Silverthorne JV 147, LLC	147	Hampton Inn & Suites - Silverthorne	Acquisition	88	177 Meraly Way	Silverthorne	Summit	CO	80498	Hilton Worldwide	Upscale	Summit Hotel TRS 147-A, Inc.	Summit Hotel TRS 147-A, Inc.
Silverthorne JV 148, LLC	148	Vacant Land Parcels				Silverthorne	Summit	CO	80498
HGI San Fran JV 149, LLC	149	Hilton Garden Inn - San Francisco Airport North	Acquisition	169	670 Gateway Boulevard	San Francisco	San Francisco	CA	94080	Hilton Worldwide	Upscale	Summit Hotel TRS 149, Inc.	Summit Hotel TRS 149, LLC
HGI San Jose JV 150, LLC	150	Hilton Garden Inn - San Jose / Milpitas	Acquisition	161	30 Ranch Drive	Milpitas	Santa Clara	CA	95035	Hilton Worldwide	Upscale	Summit Hotel TRS 150, Inc.	Summit Hotel TRS 150, LLC
RI Port River JV 151, LLC	151	Residence Inn - Portland Downtown / Riverplace	Acquisition	258	2115 SW River Parkway	Portland	Multnomah	OR	97201	Marriott International	Upscale	Summit Hotel TRS 151, Inc.	Summit Hotel TRS 151, LLC
RI Port Hillsboro JV 152, LLC	152	Residence Inn - Portland / Hillsboro	Acquisition	122	10555 NE Tanasbourne Drive	Hillsboro	Washington	OR	97124	Marriott International	Upscale	Summit Hotel TRS 152, Inc.	Summit Hotel TRS 152, LLC
TOTAL		6 Hotels w/ 798 Guestrooms		798

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule 4.01(p) Part II – Real Property Leased Assets

OWNERSHIP ENTITY	CODE	PROPERTY NAME	TRS HOLDING COMPANY	TRS ENTITY “LESSEE”	INITIAL PERIOD BASE RENT	ANNUAL BASE RENT	ADDT’L RENT %	INITIAL PERIOD REVENUE BREAKPOINT	ANNUAL REVENUE BREAKPOINT	LEASE COMMENCE	LEASE EXPIRATION
Silverthorne JV 147, LLC	147	Hampton Inn & Suites - Silverthorne	Summit Hotel TRS 147-A, Inc.	Summit Hotel TRS 147-A, Inc.	382,000	994,000	45%	1,158,000	2,762,000	08/06/2019	12/31/2022
Silverthorne JV 148, LLC	148	Vacant Land Parcels
HGI San Fran JV 149, LLC	149	Hilton Garden Inn - San Francisco Airport North	Summit Hotel TRS 149, Inc.	Summit Hotel TRS 149, LLC	TBD	TBD	TBD	TBD	TBD	10/08/2019	12/31/2022
HGI San Jose JV 150, LLC	150	Hilton Garden Inn - San Jose / Milpitas	Summit Hotel TRS 150, Inc.	Summit Hotel TRS 150, LLC	TBD	TBD	TBD	TBD	TBD	10/08/2019	12/31/2022
RI Port River JV 151, LLC	151	Residence Inn - Portland Downtown / Riverplace	Summit Hotel TRS 151, Inc.	Summit Hotel TRS 151, LLC	TBD	TBD	TBD	TBD	TBD	10/08/2019	12/31/2022
RI Port Hillsboro JV 152, LLC	152	Residence Inn - Portland / Hillsboro	Summit Hotel TRS 152, Inc.	Summit Hotel TRS 152, LLC	TBD	TBD	TBD	TBD	TBD	10/08/2019	12/31/2022
TOTAL

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule 4.01(p) Part III – Management Agreements

OWNERSHIP ENTITY	CODE	PROPERTY NAME	ROOMS	STREET ADDRESS	ZIP CODE	STR CHAIN SCALE	MGMT COMPANY	MGMT TERM DATE	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"
Silverthorne JV 147, LLC	147	Hampton Inn & Suites - Silverthorne	88	177 Meraly Way	80498	Upscale	Crestline Hotels & Resorts, LLC	06/07/2020	Summit Hotel TRS 147-A, Inc.	Summit Hotel TRS 147-A, Inc.
HGI San Fran JV 149, LLC	149	Hilton Garden Inn - San Francisco Airport North	169	670 Gateway Boulevard	94080	Upscale	Stonebridge Realty Advisors, Inc.	10/08/2020	Summit Hotel TRS 149, Inc.	Summit Hotel TRS 149, LLC
HGI San Jose JV 150, LLC	150	Hilton Garden Inn - San Jose / Milpitas	161	30 Ranch Drive	95035	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS 150, Inc.	Summit Hotel TRS 150, LLC
RI Port River JV 151, LLC	151	Residence Inn - Portland Downtown / Riverplace	258	2115 SW River Parkway	97201	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS 151, Inc.	Summit Hotel TRS 151, LLC
RI Port Hillsboro JV 152, LLC	152	Residence Inn - Portland / Hillsboro	122	10555 NE Tanasbourne Drive	97124	Upscale	Interstate Management Company, LLC	12/31/2020	Summit Hotel TRS 152, Inc.	Summit Hotel TRS 152, LLC
TOTAL		5 Hotels w/ 798 Guestrooms	798

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule 4.01(p), Part IV - Franchise Agreements

OWNERSHIP ENTITY	CODE	PROPERTY NAME	ROOMS	STREET ADDRESS	ZIP CODE	STR CHAIN SCALE	FRANCHISOR	FRANCHISOR TERM DATE	TRS HOLDING COMPANY	TRS ENTITY "LESSEE"
Silverthorne JV 147, LLC	147	Hampton Inn & Suites - Silverthorne	88	177 Meraly Way	80498	Upscale	Hilton Worldwide	02/28/2036	Summit Hotel TRS 147-A, Inc.	Summit Hotel TRS 147-A, Inc.
HGI San Fran JV 149, LLC	149	Hilton Garden Inn - San Francisco Airport North	169	670 Gateway Boulevard	94080	Upscale	Hilton Worldwide	10/08/2034	Summit Hotel TRS 149, Inc.	Summit Hotel TRS 149, LLC
HGI San Jose JV 150, LLC	150	Hilton Garden Inn - San Jose / Milpitas	161	30 Ranch Drive	95035	Upscale	Hilton Worldwide	10/08/2034	Summit Hotel TRS 150, Inc.	Summit Hotel TRS 150, LLC
RI Port River JV 151, LLC	151	Residence Inn - Portland Downtown / Riverplace	258	2115 SW River Parkway	97201	Upscale	Marriott International	10/08/2034	Summit Hotel TRS 151, Inc.	Summit Hotel TRS 151, LLC
RI Port Hillsboro JV 152, LLC	152	Residence Inn - Portland / Hillsboro	122	10555 NE Tanasbourne Drive	97124	Upscale	Marriott International	10/08/2029	Summit Hotel TRS 152, Inc.	Summit Hotel TRS 152, LLC
TOTAL		5 Hotels w/ 798 Guestrooms	798

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule 4.01(q) - Environmental Concerns

None.

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule 4.01(w) - Plans Welfare Plans

None.

[Signature Page to Credit Agreement - Summit JV Credit Agreement]

Schedule 9.02 - Administrative Agent’s Office; Certain Addresses for Notices

BORROWER AND OTHER LOAN PARTIES:

c/o Summit JV MR 1, LLC

13215 Bee Cave Parkway, Suite B-300

Austin, TX 78738

Attention: Jonathan P. Stanner

Executive Vice President,

Chief Financial Officer and Treasurer

Telephone:  (512) 538-2300

Facsimile: (512) 538-2333

Electronic Mail: jstanner@shpreit.com

Website Address: www.shpreit.com

Taxpayer Identification Number:  84-2564262

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.

900 W Trade St.

Charlotte, NC 28255

Mail Code: NC1-026-06-04
Attention: Libby Russell

Telephone:  980-386-8451

Facsimile: 704-409-0004

Electronic Mail:  libby.russell@bofa.com

Account No.:  1366072250600

Ref:  Summit JV MR 193871

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management

135 S. LaSalle St.

Chicago, IL 60103
Attention:  Lisa Colbert

Telephone:  312-904-8435

Facsimile: 312-537-6609

Electronic Mail:  lisa.colbert@bofa.com

Sch. 9.02-1

EXHIBIT A-1 to the
CREDIT AGREEMENT

FORM OF REVOLVING NOTE

REVOLVING NOTE

Dated:_______ __, ____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay [_________________] (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Advance from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of October 8, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined) among the Borrower, the Lenders party thereto, Summit Hospitality JV, LP, the Guarantors party thereto, and Bank of America, N.A., as Administrative Agent for the Lenders.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Advances made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Credit Advances and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Exh. A-1-1

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SUMMIT JV MR 1, LLC,
a Delaware limited liability company

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

Exh. A-1-2

REVOLVING CREDIT ADVANCES AND
PAYMENTS OF PRINCIPAL

Date	Type of Revolving Credit Advance Made	Amount of Revolving Credit Advance Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh. A-1-3

EXHIBIT A-2 to the
CREDIT AGREEMENT

FORM OF TERM NOTE

TERM NOTE

Dated:_______ __, ____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay [_________________] (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan Advance from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of October 8, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined) among the Borrower, the Lenders party thereto, Summit Hospitality JV, LP, the Guarantors party thereto, and Bank of America, N.A., as Administrative Agent for the Lenders.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan Advance from the date of such Term Loan Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loan Advances made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loan Advances and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Exh. A-2-1

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SUMMIT JV MR 1, LLC,
a Delaware limited liability company

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

Exh. A-2-2

TERM LOAN ADVANCES AND
PAYMENTS OF PRINCIPAL

Date	Type of Term Loan Advance Made	Amount of Term Loan Advance Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh. A-2-3

EXHIBIT A-3 to the
CREDIT AGREEMENT

FORM OF INCREMENTAL TERM NOTE

INCREMENTAL TERM NOTE

Dated:_______ __, ____

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay [_________________] (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Incremental Term Advance from time to time made by the Lender to the Borrower under that certain Credit Agreement dated as of October 8, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined) among the Borrower, the Lenders party thereto, Summit Hospitality JV, LP, the Guarantors party thereto, and Bank of America, N.A., as Administrative Agent for the Lenders.

The Borrower promises to pay interest on the unpaid principal amount of each Incremental Term Advance from the date of such Incremental Term Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Incremental Term Note is one of the Incremental Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Incremental Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Incremental Term Advances made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Incremental Term Note and endorse thereon the date, amount and maturity of its Incremental Term Advances and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Incremental Term Note.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Exh. A-3-1

THIS INCREMENTAL TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SUMMIT JV MR 1, LLC,
a Delaware limited liability company

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

Exh. A-3-2

TERM LOAN ADVANCES AND
PAYMENTS OF PRINCIPAL

Date	Type of Incremental Term Advance Made	Amount of Incremental Term Advance Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh. A-3-3

EXHIBIT B to the
CREDIT AGREEMENT

FORM OF NOTICE
OF BORROWING

NOTICE OF BORROWING

_________ __, ____1

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 8, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Summit JV MR 1, LLC, a Delaware limited liability company (the “Borrower”), Summit Hospitality JV, LP, certain Subsidiaries from time to time party thereto, as Guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as the initial lenders, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests on [INSERT REQUESTED FUNDING DATE] (a Business Day) (select one):2

Revolving Credit Facility

Indicate: Borrowing or Conversion or Continuation	Indicate: Requested Amount	Indicate: Base Rate Advance or Eurodollar Rate Advance or LIBOR Floating Rate Loan	For Eurodollar Rate Advances Indicate: Interest Period (1, 2, 3 or 6 months)

1 Note to Borrower. All requests submitted under a single Loan Notice must be effective on the same date. If multiple effective dates are needed, multiple Loan Notices will need to be prepared and signed.

2 Note to Borrower. For multiple borrowings, conversions and/or continuations for a particular facility, fill out a new row for each borrowing/conversion and/or continuation

Exh. B-1

Term Loan Facility

Indicate: Borrowing or Conversion or Continuation	Indicate: Requested Amount	Indicate: Base Rate Advance or Eurodollar Rate Advance or LIBOR Floating Rate Loan	For Eurodollar Rate Advances Indicate: Interest Period (1, 2, 3 or 6 months)

The Revolving Credit Advance, if any, requested herein complies with the provisos to the first sentence of Section 2.01(a) of the Agreement.

SUMMIT JV MR 1, LLC
a Delaware limited liability company

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

Exh. B-2

EXHIBIT C to the
CREDIT AGREEMENT

FORM OF
COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

Check for distribution to PUBLIC and Private side Lenders[1]

Financial Statement Date:                    ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 8, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Summit JV MR 1, LLC, a Delaware limited liability company (the “Borrower”), Summit Hospitality JV, LP, certain Subsidiaries from time to time party thereto, as Guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as the initial lenders, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [chief executive officer chief financial officer, chief accounting officer, treasurer or controller] of the [Parent] / [Borrower], and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the [Parent] / [Borrower], and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.       The Borrower has delivered the year-end audited financial statements required by Section 5.03(b) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.       The Borrower has delivered the unaudited financial statements required by Section 5.03(c) of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Parent and its Consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.       The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Consolidated Subsidiaries during the accounting period covered by such financial statements.

1       If this is not checked, this certificate will only be posted to Private side Lenders.

Exh. C-1

3.       A review of the activities of the Loan Parties such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.       The representations and warranties of the Loan Parties contained in Article IV of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 4.01(g) shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.03(b) and (c), respectively, of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.       The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

6.       The Aggregate Borrowing Base Asset Value as of the Financial Statement Date is $__________________, Availability is $_________________ and the Minimum Value Condition [is] / [is not] satisfied. Schedule 2 attached hereto includes a true and accurate calculation of the Aggregate Borrowing Base Asset Value and Availability.

7.        Attached as Schedule 3 is a summary report of the Gross Hotel Revenues and Borrowing Base Adjusted NOI attributable to each Borrowing Base Asset as of the Financial Statement Date.

8.       Attached as Schedule 4 is a year-to-date profit and loss statement for each Borrowing Base Asset.

Exh. C-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                ,               .

SUMMIT JV MR 1, LLC

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

Exh. C-3

EXHIBIT D to the
CREDIT AGREEMENT

FORM OF
GUARANTY SUPPLEMENT

GUARANTY SUPPLEMENT

________ __, ____

Bank of America, N.A.,
as Administrative Agent
under the Credit Agreement
referred to below
[address]
[city, state zip]
Attention: [________]

Credit Agreement dated as of October 8, 2019 (as in effect on the date hereof and as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Summit JV MR 1, LLC, a Delaware limited liability company (the “Borrower”), Summit Hospitality JV, LP, certain Subsidiaries from time to time party thereto, as Guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as the initial lenders, and Bank of America, N.A., as Administrative Agent for the Lenders party thereto.

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty set forth in Article VII thereof (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Credit Agreement.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise in each case exclusive of all Excluded Swap Obligations (such guaranteed Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Guaranty Supplement, the Guaranty, the Credit Agreement or any other Loan Document. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection. Notwithstanding anything to the contrary herein, the Lenders shall immediately release the guaranty of the undersigned at such time as the undersigned has completed Transfers and/or designations in compliance with Section 5.02(e) of the Credit Agreement such that the undersigned does not own, directly or indirectly any one or more Borrowing Base Assets.

Exh. D-1

(b)       The undersigned, and by its acceptance of the benefits of this Guaranty Supplement, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lenders and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c)       The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Credit Agreement and the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Credit Agreement to an “Additional Guarantor”, a “Loan Party” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 4.01 of the Credit Agreement to the same extent as each other Guarantor; provided, however, that, to the extent there have been any changes in factual matters related to the addition of the undersigned as a Guarantor or the addition of any Asset owned by the undersigned as an Unencumbered Asset warranting updated Schedules to the Credit Agreement (so long as such changes in factual matters shall in no event comprise a Default or an Event of Default under the Credit Agreement), such updated Schedules are attached as Exhibit A hereto.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or e-mail (which e-mail shall include an attachment in PDF format or similar format containing the legible signature of the undersigned) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)       The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty, the Credit Agreement or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Guaranty or the Credit Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Credit Agreement, the Guaranty thereunder or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

Exh. D-2

(c)       The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Credit Agreement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)       THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Name: [Type Signatory Name]
Title: [Type Signatory Title]

Exh. D-3

EXHIBIT E-1 to the
CREDIT AGREEMENT

FORM OF
ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities ) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:

Exh. E-1-1

4.             Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.             Credit Agreement: Credit Agreement, dated as of October 8, 2019, among Summit JV MR 1, LLC, a Delaware limited liability company, Summit Hospitality JV, LP, certain Subsidiaries from time to time party thereto, as Guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as the initial lenders, and Bank of America, N.A., as Administrative Agent

6.             Assigned Interest[s]:

Assignor[s][1]	Assignee[s][2]	Facility Assigned[3]	Aggregate Amount of Commitment for all Lenders[4]	Amount of Commitment Assigned	Percentage Assigned of Commitment[5]	CUSIP Number

		____________	$________________	$_________	____________ %
		____________	$________________	$_________	____________ %
		____________	$________________	$_________	____________ %

[7.             Trade Date: __________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5

[1]	List each Assignor, as appropriate.

[2]	List each Assignee and, if available, its market entity identifier, as appropriate.

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

[4]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

Exh. E-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][6]
[NAME OF ASSIGNOR]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[NAME OF ASSIGNOR]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

ASSIGNEE[S][7]
[NAME OF ASSIGNEE]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[NAME OF ASSIGNEE]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[6]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[7]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Exh. E-1-3

[Consented to and][8] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[Consented to:][9]

[SUMMIT JV MR 1, LLC, as Borrower]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[8]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[9]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exh. E-1-4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1.       Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents [or any collateral thereunder], (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee.

(1)       [The][Each] Assignee represents and warrants that:

(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement;

(ii) it meets all the requirements to be an assignee under Section 9.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.06(b)(iii) of the Credit Agreement);

(iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder;

(iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type;

(v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.03(b) or (c) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest;

(vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and

Exh. E-1-5

(vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee;

(2)       [The][Each] Assignee agrees that:

(i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exh. E-1-6

EXHIBIT E-2 to the
CREDIT AGREEMENT

FORM OF
ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE QUESTIONNAIRE

(see attached)

Exh. E-2-1

LSTA/LMA Standard Administrative Details Form

The Loan Market Association ("LMA") and Loan Syndications & Trading Association ("LSTA") consent to the use and reproduction of this document for the preparation and documentation of agreements relating to transactions or potential transactions in the loan markets.

© Loan Market Association, Loan Syndications & Trading Association. All rights reserved.

Exh. E-2-2

LSTA/LMA Standard Administrative Details Form BORROWER DETAILS Borrower Name Name Lender's name as it appears on tax/registration documentation. MEI Markit Entity ID GIIN FATCA Global Intermediary Identification Number (Optional) CRN UK Company Registration Number (Optional) LEI Legal Entity ID (Optional) Entity Type Type of lender. If lender/entity type does not appear in list, you may provide your own value. Address (of Lending Office): Registered address of lending office, including country of domicile. Signature Block: Signature Block as it would appear on settlement documentation. E.g. (for separately managed account): ABC Fund by 123 Asset Management as Advisor Fund Manager Name of fund/asset manager, as would be referenced in the sig. block. MEI Markit Entity ID Lender Parent Name of legal parent if different from lender entity. (Optional) MEI Markit Entity ID NOTICE/SERVICING MESSAGE DELIVERY INSTRUCTIONS Firm Name of Company Fax Fax Number Email Email Address Email Pfd. Firm Name of Company Fax Fax Number Email Email Address Email Pfd. STANDARD SETTLEMENT INSTRUCTIONS / WIRING INSTRUCTIONS Currency Applicable Currency. Account With Institution Name of Beneficiary's Bank (usually custodian/trustee) SWIFT BIC 8/11-Character BIC of Beneficiary's Bank ABA # Routing # or UK Sort Code of Beneficiary's Bank (optional) Beneficiary Customer Name of Ultimate Beneficiary (Lender) Beneficiary Account # Account # of Ult. Beneficiary IBAN IBAN of Ultimate Beneficiary (opt) Payment Reference (Remittance Info) Use Standard Wire Reference Format*: [Borrower Name] [Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN] [Payment Purpose(s)] [Transaction Reference ID] Special Instructions Template above can be used for wire instructions where receiving bank is custodian/trustee, and lender has dedicated account. Additional templates provided at Appendix A.

Exh. E-2-3

SERVICE PROVIDERS & THIRD-PARTY DATA ACCESS Doc. Delivery Recon & Inventory Role Custodian/Trustee Name Name of Company MEI Markit Entity ID Role Relationship to lender. Name Name of Company MEI Markit Entity ID

Exh. E-2-4

CREDIT CONTACTS (LEGAL DOCUMENTATION, AMENDMENTS & WAIVERS) Name Name of group or individual. Select group or Individual Firm Firm with which contact is affiliated. Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile. Phone Fax Email ☐ Data Room Access Pfd. Contact Method Preferred contact method for inquiries. Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group. OPERATIONS CONTACTS (INQUIRIES ONLY) Name Name of group or individual. Select group or Individual Firm Firm with which contact is affiliated. Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile. Phone Fax Email ☐ Settlements ☐ Servicing ☐ SSI Verification ☐ KYC Pfd. Contact Method Preferred contact method for inquiries. Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group. OPERATIONS CLOSER CONTACTS Name Name of group or individual. Select group or Individual Firm Firm with which contact is affiliated. Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile. Phone Fax Email ☐ Settlements ☐ Servicing ☐ SSI Verification ☐ KYC Pfd. Contact Method Preferred contact method for inquiries. Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group. LETTER OF CREDIT CONTACTS

Exh. E-2-5

Name Name of group or individual. Select group or Individual Firm Firm with which contact is affliated. Address: Registered address of contact's office (if different than the lender's office), including country of domicile. Phone Phone Number (opt. for groups) Fax Fax Number Email Email Address Pfd. Contact Method Preferred contact method for inquiries. Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group. ADDITIONAL ENTITY DETAILS & KYC INFORMATION Country of Incorporation Country of Incorporation of lender Country of Tax Residence Country of Residence of lender for tax purposes EIN US Employee ID Number UK Treaty Passport # UK Treaty Passport # US Tax Form Type of tax form used/attached UK Treaty Passport Expiry Date UK Treaty Passport Expiry Date Entity Referenced As Primary Entity CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION: 0 0 0 0 0 0 0 0 0 0 0 0 PLEASE CHECK BOX IF YOUR INSTITUTION IS LICENSED TO FUND TO BORROWERS LOCATED IN THE FOLLOWING COUNTRIES: 0 0 0 0 0 0 0 0 0 0 0 0

Exh. E-2-6

Appendix A: Additional Wire Instruction Templates and Bank of America USD / FX Wire Instructions: Template below can be used for wire instructions where recipient is intermediary bank with nostro account for custodian and the Lender does not have a dedicated account. Lender may copy and paste the template below as many times as necessary to capture various currency remittance instructions. Currency Applicable Currency. Correspondent Bank Name of Receiver’s Correspondent Bank (SWIFT 54a) SWIFT BIC 8/11-Character SWIFT BIC of Correspondent Bank Intermediary Bank Name of Intermediary Bank (SWIFT 56a) SWIFT BIC 8/11-Character SWIFT BIC of Intermediary Bank ABA # ABA/Routing # or UK Sort Code of Intermediary Bank (optional) Account With Institution Name of Beneficiary’s Bank – usually custodian (SWIFT 57a) SWIFT BIC 8/11-Character SWIFT BIC of Beneficiary’s Bank IBAN IBAN of Beneficiary’s Bank at Intermediary Beneficiary Customer Name of Ultimate Beneficiary (Lender) (SWIFT 59a) Beneficiary Account # Account #/Code of Ult. Beneficiary Payment Reference (Remittance Info) Use Standard Wire Reference Format*: [Borrower Name] [Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN] [Payment Purpose(s)] [Transaction Reference ID] Special Instructions Lender’s Payment Instructions: Please input payment instructions for each respective currency referenced in CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION section above. If your respective institution is unable to fund any of the currencies noted, please notify Administrative Agent immediately. Bank of America’s Payment Instructions: USD Payment Instructions: Pay to: Bank of America, N.A. ABA # 026009593 New York, NY Account #: 1366072250600 Attn: Wire Clearing Acct for Syn Loans - LIQ Ref: Summit JV MR1, LLC Foreign Currency Payment Instructions:

Exh. E-2-7

Appendix B: Lender’s Organizational Structure and Tax Status:

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly.

Lender Taxpayer Identification Number (TIN):

Tax Withholding Form Delivered to Bank of America (circle applicable one):

W-9        W-8BEN        W-8BEN-E     W-8ECI        W-8EXP      W-8IMY

Tax Contact:

First:	MI:	Last:
Title:
Street Address:
Suite/ Mail Code:
City:	State:
Postal Code:	Country:
Telephone:	Facsimile:
E-Mail Address:
SyndTrak E-Mail Address:

NON–U.S. LENDER INSTITUTIONS

1.	Corporations:

If your institution is organized outside of the United States, is classified as a Corporation or other non-flow through entity for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (and a U.S. Tax Compliance Certificate if applicable)) or Form W-8BEN-E, b.) Form W-8ECI (Certificate of Foreign Person’s Claim that Income is Effectively Connected with the Conduct of a Trade or Business in the United States), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.

2.	Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form  W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding and Reporting) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Exh. E-2-8

Please refer to the instructions when completing this form

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Exh. E-2-9

EXHIBIT F-1 to the
CREDIT AGREEMENT

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of October 8, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Summit JV MR 1, LLC, a Delaware limited liability company (the “Borrower”), Summit Hospitality JV, L.P., certain Subsidiaries from time to time party thereto, as Guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as the initial lenders, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.12(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: _______________________ Name: [Type Signatory Name] Title: [Type Signatory Title] Date: ________ __, 20[ ]

Exh. F-1-1

EXHIBIT F-2 to the
CREDIT AGREEMENT

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of October 8, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Summit JV MR 1, LLC, a Delaware limited liability company (the “Borrower”), Summit Hospitality JV, L.P., certain Subsidiaries from time to time party thereto, as Guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as the initial lenders, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.12(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: _______________________
Name: [Type Signatory Name]
Title: [Type Signatory Title]
Date: ________ __, 20[ ]

Exh. F-2-1

EXHIBIT F-3 to the
CREDIT AGREEMENT

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of October 8, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Summit JV MR 1, LLC, a Delaware limited liability company (the “Borrower”), Summit Hospitality JV, L.P., certain Subsidiaries from time to time party thereto, as Guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as the initial lenders, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.12(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: _______________________
Name: [Type Signatory Name]
Title: [Type Signatory Title]
Date: ________ __, 20[ ]

Exh. F-3-1

EXHIBIT F-4 to the
CREDIT AGREEMENT

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of October 8, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Summit JV MR 1, LLC, a Delaware limited liability company (the “Borrower”), Summit Hospitality JV, L.P., certain Subsidiaries from time to time party thereto, as Guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as the initial lenders, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.12(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: _______________________
Name: [Type Signatory Name]
Title: [Type Signatory Title]
Date: ________ __, 20[ ]

Exh. F-4-1

EXHIBIT G to the
CREDIT AGREEMENT

FORM OF
NOTICE OF LOAN PREPAYMENT

NOTICE OF LOAN PREPAYMENT

Date: ___________, _____14

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 8, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Summit JV MR 1, LLC, a Delaware limited liability company (the “Borrower”), Summit Hospitality JV, L.P., certain Subsidiaries from time to time party thereto, as Guarantors, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as the initial lenders, and Bank of America, N.A., as Administrative Agent.

The Borrower hereby requests to prepay15:

[Revolving Facility] [Term Loan Facility]

Indicate: Requested Amount	Indicate: Base Rate Advance or Eurodollar Rate Advance or LIBOR Floating Rate Loan	For Eurodollar Rate Loans Indicate: Interest Period (1, 2, 3 or 6 months)

14 Note to Borrower. All prepayments submitted under a single Notice of Loan Prepayment must be effective on the same date. If multiple effective dates are needed, multiple Notice of Loan Prepayment will need to be prepared and signed.

15 Note to Borrower. Complete a new row for each Advance being prepaid.

Exh. G-1